This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Nos.: 333-106386
333-127127
SUBJECT TO COMPLETION, DATED AUGUST 2, 2005
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 19, 2003
11,175,000 Shares
Hanover Compressor Company
Common Stock

      Our common stock is listed on The New York Stock Exchange under the symbol “HC.” On August 2, 2005, the last reported sales price of our common stock on The New York Stock Exchange was $14.58 per share.
      The underwriters have an option to purchase a maximum of 1,676,250 additional shares of common stock to cover over-allotments, if any.
      Investing in our common stock involves risks. See “Risk Factors” on page S-8 of this prospectus supplement.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Hanover

Per Share	$	$	$
Total	$	$	$
      Delivery of the shares of common stock will be made on or about                     , 2005.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Joint Book-Running Managers

Credit Suisse First Boston	JPMorgan
Co-Managers
Banc of America Securities LLC

Citigroup

Scotia Capital

Wachovia Securities

Calyon Securities (USA) Inc.
The date of this prospectus supplement is August      , 2005.

PROSPECTUS SUPPLEMENT
PROSPECTUS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	2
ABOUT OUR COMPANY	4
USE OF PROCEEDS	4
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	5
DESCRIPTION OF DEBT SECURITIES	6
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	17
DESCRIPTION OF DEPOSITARY SHARES	20
DESCRIPTION OF SECURITIES WARRANTS	22
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	24
PLAN OF DISTRIBUTION	25
LEGAL MATTERS	26
EXPERTS	26

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Certain matters discussed in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate,” or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference herein and therein, as applicable. These risks and uncertainties include:

•	our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment;

•	a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment;

•	reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies;

•	changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes;

•	changes in currency exchange rates;

•	the inherent risks associated with our operations, such as equipment defects, malfunctions and failures and natural disasters;

•	our inability to implement certain business objectives, such as:

•	international expansion,

•	integrating acquired businesses,

•	generating sufficient cash,

•	accessing capital markets,

•	refinancing existing or incurring additional indebtedness to fund our business, and

•	executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale;

•	risks associated with any significant failure or malfunction of our enterprise resource planning system;

•	governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and

•	our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt.
      In addition, the risks described in the “Risk Factors” section of this prospectus supplement could cause our actual results to differ from those described in, or otherwise implied by, the forward-looking statements. Other factors in addition to those described in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference herein and therein could also affect our actual results.
      You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. Except as otherwise required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such statements are made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Securities and Exchange Commission (the “SEC”). All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement for more information about important risks that you should consider before buying the shares of common stock to be issued in connection with this offering. Unless the context requires otherwise or as otherwise indicated, “Hanover,” “we,” “us,” “our” or similar terms in this prospectus supplement refer to Hanover Compressor Company and its subsidiaries on a consolidated basis.
Hanover Compressor Company
      We are a global market leader in the full service natural gas compression business and are also a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. We sell and rent this equipment and provide complete operation and maintenance services, including run-time guarantees, for both customer-owned equipment and our fleet of rental equipment. Hanover was founded as a Delaware corporation in 1990, and has been a public company since 1997. Our customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies in the countries in which we operate. Our maintenance business, together with our parts and service business, provides solutions to customers that own their own compression and surface production and processing equipment, but want to outsource their operations. We also fabricate compressor and oil and gas production and processing equipment and provide gas processing and treating and oilfield power generation services, primarily to our U.S. and international customers as a complement to our compression services. In addition, through our subsidiary, Belleli Energy S.r.l. (“Belleli”), we provide engineering, procurement and construction services primarily related to the manufacturing of heavy wall reactors for refineries and construction of desalination plants and tank farms, primarily for use in Europe and the Middle East.
      We believe that we are currently the largest provider of rental natural gas compression equipment and services in the United States on the basis of aggregate horsepower, with 5,867 rental units in the United States having an aggregate capacity of approximately 2,512,000 horsepower at June 30, 2005. In addition, we operate 702 of our units internationally with approximately 792,000 horsepower at June 30, 2005. As of June 30, 2005, approximately 76% of our natural gas compression horsepower was located in the United States and approximately 24% was located elsewhere, primarily in Latin America. We estimate that we are one of the largest providers of compression services in the Latin American market.
      Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of oil and natural gas. Our geographic business unit operating structure, technically experienced personnel and high-quality compressor fleet have allowed us to successfully provide reliable and timely customer service.
Competitive Strengths
      We believe we have the following key competitive strengths:

•	Total solutions provider: We believe that we are the only company in our industry that offers both outsourced rental of, as well as the sale of, compression and oil and gas production and processing equipment and related services. Our services include complete operation and maintenance services, including run-time guarantees, for both customer-owned equipment and our fleet of rental equipment, as well as engineering and product design, fabrication, installation, customer service and after-market support. Our global customer base consists of U.S. and international companies engaged in all aspects of the oil and gas industry, including large integrated oil and gas companies, national oil and gas companies, independent producers and natural gas processors, gatherers and pipelines. By offering a broad range of services that complement our historic strengths, we believe that we can provide comprehensive integrated global solutions to meet our customers’ oil and gas production and processing equipment and compression needs. We believe the breadth and quality of our services and rental fleet, the depth of our customer relationships and our presence in many major gas-producing regions place us in a position to capture additional outsourced business on a global basis.

•	Leading position in high horsepower compression: High horsepower compression, composed of units with greater than 500 horsepower, is the largest portion of our rental fleet, based on horsepower. We believe we are a leading provider of these units, which are typically installed on larger wells, gathering systems and processing and treating facilities. The scale and more attractive unit economics of these facilities largely insulate them from declining commodity prices. As a result, compressors in this segment tend to realize higher utilization rates. We believe that the greater technical requirements of these larger systems enable us to differentiate our compression products and to leverage sales of related products and services.

•	Provider of superior customer service: To facilitate our total solutions approach, we have adopted a geographical business unit concept and utilize a decentralized management and operating structure to provide superior customer service in a relationship-driven, service-intensive industry. We believe that our regionally-based network, local presence, experience and in-depth knowledge of customers’ operating needs and growth plans enable us to effectively meet their evolving needs on a more timely basis. Our salespeople pursue the rental and sales market for our products and services in their respective territories. Our efforts concentrate on demonstrating our commitment to enhancing the customer’s cash flow through superior product design, fabrication, installation, customer service and after-market support.

•	International experience: We believe we are a leader in natural gas compression as well as service and fabrication of equipment for oil and natural gas processing and transportation services in Latin America, with an expanding presence in West Africa, the Middle East and Russia. As of June 30, 2005, we had approximately 792,000 horsepower of compression deployed internationally, of which approximately 93% was located in Latin America (primarily in Venezuela, Argentina and Mexico). During 2004, we opened offices in Nigeria, the Middle East and Russia. We believe our experience in managing our international operations and our efforts to develop and expand our international sales force have created a global platform from which we can continue to grow in international markets.
Business Strategy
      We intend to continue to capitalize on our competitive strengths to meet our customers’ needs through the following key strategies:

•	Focus on core operations. We have built our leading market position through our strengths in compression rentals, compressor fabrication, production and processing equipment rental and fabrication and parts and service. We are focusing our efforts on these businesses and on streamlining operations in our core markets. To that end, we are actively pursuing improvements in our U.S. fleet utilization by prudently employing additional units, moving idle U.S. units into service in international markets and retiring less profitable units in order to improve our utilization and enhance the returns for our business. We have also converted one of our facilities to refurbish idle U.S. units so we can deploy them in both our domestic and international rental businesses. In addition, in an effort to intensify our focus on our core operations, during 2004 we sold our used equipment business, a gas-driven power generation turbine, two fabrication facilities, and our Canadian compression rental operations. We believe this focused approach will enable us to enhance our growth prospects and returns.

•	Expand international presence. International markets continue to represent the greatest growth opportunity for our business. We believe that these markets are underserved in the area of the products and services we offer. In addition, we typically see higher returns in international markets relative to the United States. We intend to allocate additional resources toward international markets, to open offices abroad, where appropriate, and to move idle U.S. units into service in international markets, where applicable. Recently, we were awarded twelve new international rental projects, which we expect to begin generating revenues for us as they are completed within the next eighteen months.

•	Growing diverse product lines. We intend to continue to develop and deliver products and services beyond the rental and sale of compression equipment, including production and/or processing equipment, engineering, installation, and operating services. As we move forward, we are seeing new opportunities driven more by our ability to deliver a total solution rather than just a single product. A total solution will typically incorporate multiple Hanover product offerings. We believe that this will enable us to capitalize on and expand our existing client relationships and enhance our revenue and returns from each individual project.

•	Focus on process improvement. We plan to focus on process improvements by consistently reviewing and rationalizing our existing business lines. We have developed a more disciplined and systematic approach to evaluating return on capital, exercising cost controls and operating and managing our business. We will continue to take the best practices from across our organization and formalize these practices into common company-wide standards that we expect will bring improved operating and financial performance. In addition, we intend to take advantage of our recently implemented enterprise resource planning system platform to help us better evaluate our markets and business opportunities and make more informed and timely decisions.

•	Disciplined use of capital. We intend to continue to focus on our capital discipline, as we believe it will better position us for growth and enhanced returns. During 2004, we used cash flows from operations and asset sales to decrease our outstanding debt by approximately $149 million. As a result, we are close to achieving our objective to reduce our debt and compression equipment lease obligations by $180 million from 2004 through 2006.
Industry Trends
      We compete primarily in the market for transportable natural gas compression units of up to 4,500 horsepower. The rental segment of that market has experienced significant growth over the past decade. Despite a deterioration of market conditions in 2002 and 2003, we believe the U.S. market for both the purchase and rental of natural gas compression equipment will continue to improve due to the increased demand for natural gas, the continued aging of the natural gas reserve base and the attendant decline of wellhead pressures, the discovery of new reserves and the continuing interest in outsourcing compression by independent producers. However, because the majority of oil and gas reserves are located outside of the United States, we believe that international markets will be a primary source of our growth opportunities in the gas compression market in the years to come.
      As of December 31, 2004, the rental portion of the U.S. gas compression market was estimated by industry sources to be approximately 5.4 million horsepower. We believe the growth of the rental compression capacity in the U.S. market has been primarily driven by the trend toward outsourcing by energy producers and processors. We believe that outsourcing provides the customer greater financial and operating flexibility by minimizing the customer’s investment in equipment and enabling the customer to more efficiently resize their compression capabilities to meet changing reservoir conditions. In addition, we believe that outsourcing typically provides the customer with more timely and technically proficient service and maintenance, which often reduces operating costs. Nevertheless, a significant percentage of installed gas compression equipment continues to be purchased by the customer, rather than rented.
      We believe growth opportunities for our products exist due to (1) increased worldwide energy consumption, (2) implementation of international environmental and conservation laws prohibiting the flaring of natural gas, which increases the need for gathering systems, (3) increased outsourcing by energy producers and processors, (4) the environmental soundness, economy and availability of natural gas as an alternative energy source, (5) continued aging of the worldwide natural gas reserve base and the attendant decline of wellhead pressures and (6) increased use of our products for reinjection in oilfield maintenance and the stripping of natural gas liquids from production streams.

The Offering

Common stock offered by Hanover	11,175,000 shares

Common stock outstanding after this offering(1)	99,886,141 shares

Use of proceeds	We intend to use the net proceeds from this offering to repay a portion of our 2001A equipment lease obligations.

Dividend policy	We have not paid any cash dividends on our common stock since our formation and do not anticipate paying such dividends in the foreseeable future. See “Dividend Policy” and “Description of Common Stock and Preferred Stock” for more information.

New York Stock Exchange symbol	HC

(1)	The number of shares of common stock outstanding is based on the number of shares of common stock outstanding as of July 29, 2005 and excludes shares issuable upon the conversion of our convertible notes and the exercise of our outstanding options and warrants. See “Description of Common Stock and Preferred Stock” and “Description of Certain Financial Obligations” for more information.
      Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option in this offering. See “Use of Proceeds” and “Underwriting.”
Risk Factors
      You should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement for a discussion of certain factors that you should consider before investing in our common stock.

Summary Consolidated Financial Data
      In the table below, we have provided you with our summary historical consolidated financial and operating data. The historical consolidated financial data as of and for each of the fiscal years in the three-year period ended December 31, 2004 were derived from our audited consolidated financial statements. The historical consolidated financial data as of and for the six months ended June 30, 2005 and 2004 were derived from our unaudited condensed consolidated financial statements. In the opinion of management, such unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of such interim periods.
      The information in this section should be read along with our consolidated financial statements, the accompanying notes and other financial information that is incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” on page S-20 of this prospectus supplement.

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

	(In thousands)
Statement of Operations Data:
Revenues and other income:
U.S. rentals	$328,600	$324,186	$341,570	$170,272	$174,845
International rentals	175,337	191,301	214,598	106,099	109,436
Parts, service and used equipment	223,685	164,935	180,321	85,796	83,968
Compressor and accessory fabrication	114,009	106,896	158,629	72,309	73,616
Production and processing equipment fabrication	149,656	260,660	270,284	116,446	193,868
Equity in income of non-consolidated affiliates	18,554	23,014	19,780	9,771	9,732
Other	3,600	4,088	3,413	2,014	943

Total revenues and other income(1)	1,013,441	1,075,080	1,188,595	562,707	646,408

Expenses:
U.S. rentals	122,172	127,425	144,580	70,489	67,060
International rentals	52,996	61,875	63,953	28,740	34,646
Parts, service and used equipment	179,843	123,255	135,929	64,333	61,275
Compressor and accessory fabrication	99,446	96,922	144,832	66,367	66,204
Production and processing equipment fabrication	127,442	234,203	242,251	101,583	171,554
Selling, general and administrative	150,863	159,870	173,066	82,256	86,067
Foreign currency translation	16,727	2,548	(5,222)	(1,169)	5,226
Securities related litigation settlement(2)	—	42,991	(4,163)	—	—
Other	27,607	2,906	407	444	393
Depreciation and amortization(3)	148,141	169,164	175,308	85,376	90,922
Goodwill impairment(4)	52,103	35,466	—	—	—
Leasing expense(3)	90,074	43,139	—	—	—
Interest expense(3)	43,352	89,175	146,978	70,981	70,602

Total expenses	1,110,766	1,188,939	1,217,919	569,400	653,949

Loss from continuing operations before income taxes	(97,325)	(113,859)	(29,324)	(6,693)	(7,541)
Provision for (benefit from) income taxes	(17,114)	3,629	24,767	13,858	10,643

Loss from continuing operations	(80,211)	(117,488)	(54,091)	(20,551)	(18,184)
Income (loss) from discontinued operations, net of tax(1)	4,493	10,190	6,314	1,664	(492)
Income (loss) from sales or write-downs of discontinued operations, net of tax	(40,350)	(14,051)	3,771	372	(204)
Cumulative effect of accounting change, net of tax(3)	—	(86,910)	—	—	—

Net loss	$(116,068)	$(208,259)	$(44,006)	$(18,515)	$(18,880)

	Year Ended December 31,			Six Months Ended June 30,

	2002	2003	2004	2004	2005

	(In thousands, except per share information)
Earnings Per Share Information:
Basic and diluted income (loss) per share:
Loss from continuing operations	$(1.01)	$(1.45)	$(0.64)	$(0.24)	$(0.21)
Income (loss) from discontinued operations, net of tax	(0.45)	(0.05)	0.12	0.02	(0.01)
Cumulative effect of accounting changes, net of tax	—	(1.07)	—	—	—

Net loss per share(5)	$(1.46)	$(2.57)	$(0.52)	$(0.22)	$(0.22)

Weighted average basic and diluted shares outstanding(5)	79,500	81,123	84,792	84,076	85,744
Other Financial Data:
Cash flow provided by (used in):
Operating activities	$195,717	$164,735	$131,837	$48,063	$28,759
Investing activities	(193,703)	(43,470)	11,129	(19,074)	(49,007)
Financing activities	(4,232)	(84,457)	(162,350)	(33,244)	14,844
Capital expenditures	249,203	142,466	90,496	36,911	54,104
Balance Sheet Data (end of period):
Cash and cash equivalents	$19,011	$56,619	$38,076	$51,874	$31,720
Working capital	218,398	279,050	303,110	337,064	353,810
Property, plant and equipment, net(3)	1,167,675	2,027,654	1,876,348	1,965,792	1,828,268
Total assets(3)	2,176,983	2,942,274	2,762,163	2,897,960	2,745,294
Total debt and mandatorily redeemable convertible preferred securities(3)	641,194	1,782,823	1,643,616	1,757,063	1,669,048
Total common stockholders’ equity	927,626	753,488	760,055	774,819	743,444

(1)	We have grown as a result of internal growth and acquisitions. For a description of significant business acquisitions, see Note 2 to the consolidated financial statements for the year ended December 31, 2004 incorporated by reference into this prospectus supplement. In the fourth quarter of 2002, we decided to discontinue certain businesses. For a description of the discontinued operations, see Note 3 to the consolidated financial statements for the year ended December 31, 2004 and Note 10 to the condensed consolidated financial statements for the quarter ended June 30, 2005 incorporated by reference into this prospectus supplement. In November 2004, we sold the compression rental assets of our Canadian subsidiary for approximately $56.9 million. Additionally, in December 2004 we sold our ownership interest in Collicutt Energy Services Ltd. (“CES”) for approximately $2.6 million to an entity owned by Steven Collicutt. Hanover owned approximately 2.6 million shares in CES, which represented approximately 24.1% of the ownership interest of CES. These businesses are reflected as discontinued operations in our consolidated statements of operations.

(2)	On October 23, 2003, we entered into a Stipulation of Settlement, which became final on March 10, 2004 and settled all of the claims underlying the putative securities class action, the putative ERISA class action and the shareholder derivative actions discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 – Provision for Securities Litigation Settlement” in our

annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement. See Note 20 to the consolidated financial statements for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement.

(3)	In accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” as revised in December 2003 (“FIN 46”), for periods ending after June 30, 2003, we have included in our consolidated financial statements the special purpose entities that lease compression equipment to us. As a result, on July 1, 2003, we added approximately $897 million of compression equipment assets, net of accumulated depreciation, and approximately $1,139.6 million of our compression equipment lease obligations (including approximately $1,105.0 million in debt) to our balance sheet. See Note 12 to the consolidated financial statements for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement.

(4)	Goodwill is reviewed for impairment annually or whenever events indicate impairment may have occurred. For financial data relating to our goodwill and other intangible assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2004 and Note 9 to the consolidated financial statements for the year ended December 31, 2004, which are incorporated by reference into this prospectus supplement.

(5)	In calculating net loss per diluted share, we excluded certain potential shares of common stock because the effect of including such potential shares of common stock would have been anti-dilutive. See Note 1 to the consolidated financial statements for the year ended December 31, 2004 and Note 1 to the condensed consolidated financial statements for the quarter ended June 30, 2005, which are incorporated by reference into this prospectus supplement.

RISK FACTORS
      An investment in our common stock involves risk. You should carefully consider and evaluate all of the information in this prospectus supplement, including the following risk factors, before investing.
Risks Related to Our Business

We have a substantial amount of debt, including our compression equipment lease obligations, that could limit our ability to fund future growth and operations and increase our exposure during adverse economic conditions.
      As of June 30, 2005, we had approximately $1,669.0 million of debt, including approximately $77.0 million in borrowings and excluding letters of credit of approximately $104.5 million under our bank credit facility. Additional borrowings of up to $168.5 million were available under that facility as of June 30, 2005.
      Our substantial debt could have important consequences. For example, these commitments could:

•	make it more difficult for us to satisfy our contractual obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	increase our vulnerability to interest rate fluctuations because the interest payments on a portion of our debt are at, and a portion of our compression equipment leasing expense is based upon, variable interest rates;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a disadvantage compared to our competitors that have less debt or fewer operating lease commitments; and

•	limit our ability to borrow additional funds.

We will need to generate a significant amount of cash to service our debt, to fund working capital and to pay our debts as they come due.
      Our ability to make scheduled payments on our compression equipment lease obligations and our other debt, or to refinance our debt and other obligations, will depend on our ability to generate cash in the future. Our ability to generate cash in the future is subject to, among other factors, our operational performance, as well as general economic, financial, competitive, legislative and regulatory conditions.
      For the six months ended June 30, 2005, we incurred interest expense of $70.6 million related to our debt, including our compression equipment lease obligations.
      Our ability to refinance our debt and other financial obligations at a reasonable cost will be affected by the factors discussed herein and by the general market at the time we refinance. The factors discussed herein could adversely affect our ability to refinance this debt and other financial obligations at a reasonable cost.
      Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our bank credit facility in an amount sufficient to enable us to pay our debt, compression equipment lease obligations, operating lease commitments and other financial obligations, or to fund our other liquidity needs. We cannot be sure that we will be able to refinance any of our debt or our other financial obligations on commercially reasonable terms or at all. Our inability to refinance our debt or our other financial obligations on commercially reasonable terms could materially adversely affect our business.

The documents governing our outstanding debt, including our compression equipment lease obligations, contain financial and other restrictive covenants. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.
      Our bank credit facility and other debt obligations, including the indentures related to our notes and the agreements related to our compression equipment lease obligations, contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. These covenants include provisions that, among other things, restrict our ability to:

•	incur additional debt or issue guarantees;

•	create liens on our assets;

•	engage in mergers, consolidations and dispositions of assets;

•	enter into additional operating leases;

•	pay dividends on or redeem capital stock;

•	enter into derivative transactions;

•	make certain investments or restricted payments;

•	make distributions to Hanover by our wholly-owned subsidiary, Hanover Compression Limited Partnership (“HCLP”), other than under certain conditions;

•	make investments, loans or advancements to certain of our subsidiaries;

•	prepay or modify our debt facilities;

•	enter into transactions with affiliates; or

•	enter into sale leaseback transactions.
      In addition, under our bank credit facility we have granted the lenders a security interest in our inventory, equipment and certain of our other property and the property of our U.S. subsidiaries and pledged 66% of the equity interest in certain of our international subsidiaries.
      Our bank credit facility also prohibits us (without the lenders’ prior approval) from declaring or paying any dividend (other than dividends payable solely in our common stock or in options, warrants or rights to purchase such common stock) on, or making similar payments with respect to, our capital stock.
      Our bank credit facility and other financial obligations and the agreements related to our compression equipment lease obligations require us to maintain financial ratios and tests, which may require that we take action to reduce our debt or act in a manner contrary to our business objectives. Adverse conditions in the oil and gas business or in the United States or global economy or other events related to our business may affect our ability to meet those financial ratios and tests. A breach of any of these covenants or failure to maintain such financial ratios would result in an event of default under our bank credit facility, the agreements related to our compression equipment lease obligations and the agreements relating to our other financial obligations. A material adverse change in our business may also limit our ability to effect borrowings under our bank credit facility. If such an event of default occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

We have significant leverage relative to our total capitalization, which could result in a further downgrade in our credit rating or other adverse consequences if we do not reduce our leverage.
      As of June 30, 2005, our credit ratings as assigned by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services were:

Standard &
	Moody’s	Poor’s

Outlook	Stable	Stable
Senior implied rating	B1	BB-
Liquidity rating	SGL-3	—
Bank credit facility due December 2006	Ba3	—
2001A equipment lease notes, interest at 8.5%, due September 2008	B2	B+
2001B equipment lease notes, interest at 8.8%, due September 2011	B2	B+
4.75% convertible senior notes due 2008	B3	B
4.75% convertible senior notes due 2014	B3	B
8.625% senior notes due 2010	B3	B
9.0% senior notes due 2014	B3	B
Zero coupon subordinated notes, interest at 11%, due March 31, 2007	Caa1	B-
7.25% convertible subordinated notes due 2029(1)	Caa1	B-

(1)	Rating is on the Mandatorily Redeemable Convertible Preferred Securities issued by Hanover Compressor Capital Trust, a trust that we sponsored. Prior to adoption of FIN 46 in 2003, these securities were reported on our balance sheet as mandatorily redeemable convertible preferred securities. Because we only have a limited ability to make decisions about its activities and we are not the primary beneficiary of the trust, the trust is a Variable Interest Entity (“VIE”) under FIN 46. As such, the Mandatorily Redeemable Convertible Preferred Securities issued by the trust are no longer reported on our balance sheet. Instead, we now report our subordinated notes payable to the trust as a debt. These notes have previously been eliminated in our consolidated financial statements. The changes related to our Mandatorily Redeemable Convertible Preferred Securities for our balance sheet are reclassifications and had no impact on our consolidated results of operations or cash flow.
      We do not have any credit rating downgrade provisions in our debt agreements or the agreements related to our compression equipment lease obligations that would accelerate their maturity dates. However, a downgrade in our credit rating could materially and adversely affect our ability to renew existing, or obtain access to new, credit facilities in the future and could increase the cost of such facilities. Should this occur, we might seek alternative sources of funding. In addition, our significant leverage puts us at greater risk of default under one or more of our existing debt agreements if we experience an adverse change to our financial condition or results of operations. Our ability to reduce our leverage depends upon market and economic conditions, as well as our ability to execute liquidity-enhancing transactions such as sales of non-core assets or our equity securities.

We are still in the process of improving our infrastructure capabilities, including our internal controls and procedures, which were strained by our rapid growth, to reduce the risk of future accounting and financial reporting problems.
      We experienced rapid growth from 1998 through 2001, primarily as a result of acquisitions, particularly during 2000 and 2001, during which period our total assets increased from approximately $753 million as of December 31, 1999 to approximately $2.3 billion as of December 31, 2001. Our growth exceeded our infrastructure capabilities and strained our internal control environment. During 2002, we announced a series of restatements of transactions that occurred in 1999, 2000 and 2001. These restatements of our financial statements ultimately reduced our initially reported pre-tax income by $3.1 million, or 4.9%, for the year ended December 31, 1999, by $14.5 million, or 15.5%, for the year ended December 31, 2000, and by $0.4 million, or 0.3%, for the year ended December 31, 2001, although certain restatements resulted in a larger percentage adjustment on a quarterly basis. In November 2002, the SEC issued a Formal Order of Private Investigation relating to the transactions underlying and other matters relating to the restatements. In addition, during 2002, Hanover and certain of its officers and directors were named as defendants in a consolidated action in federal court that included a putative securities class action, a putative class action arising under the Employee Retirement Income Security Act and shareholder derivative actions. The litigation related principally to the matters involved in the transactions underlying the restatements of our financial statements. Both the SEC investigation and the litigation have now been settled.
      During 2002, a number of company executives involved directly and indirectly with the transactions underlying the restatements resigned, including our former Chief Executive Officer, Chief Financial Officer and Vice Chairman of our board of directors, Chief Operating Officer and the head of our international operations. During and after 2002, we hired and appointed a new Chief Executive Officer and Chief Financial Officer, hired and appointed our first General Counsel, and hired a new Controller and managers of Human Resources, Internal Audit, Financial Reporting and Policy Administration. During 2002, we added three independent directors to our board of directors and elected an independent Chairman of the Board from among the three new directors. In addition, on February 4, 2004 we added two new independent directors to our board of directors.
      Under the direction of our board of directors and new management, we have continued to review our internal controls and procedures for financial reporting and have substantially enhanced our controls and procedures. We have substantially completed implementation of an enterprise resource planning system to better integrate our accounting functions, particularly to better integrate acquired companies. We have made personnel changes and hired additional qualified staff in the legal, accounting, finance and human resource areas. During 2002 and 2003, we hired a third party to perform internal audit functions for us and in 2004 hired internal personnel to help perform this function with the third party internal auditor. Our new management has also adopted policies and procedures, including disseminating a new code of ethics applicable to all employees, to better assure compliance with applicable laws, regulations and ethical standards.
      Even after making our improvements to our internal controls and procedures, Hanover’s internal control over financial reporting may not prevent or detect misstatements. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that objectives of the control system are met. In addition, even though our management concluded pursuant to the requirements of the Sarbanes-Oxley Act of 2002 that our internal control over financial reporting was effective as of December 31, 2004, we identified certain areas in our review that we will continue to monitor and focus on for improvement, including the revision and improvement in tax accounting, planning and analysis; approval of expenditures; controls over the estimation of loss claims; policies and procedures related to purchasing, inventory and project management; and spreadsheet controls. Future accounting and financial reporting problems could result in, among other things, new securities litigation claims being brought against us, future investigations of us by the SEC and possible fines and penalties, including those resulting from a violation of the cease and desist order we entered into with the SEC in December 2003, and a loss of investor confidence which could adversely affect the trading prices of our debt and equity securities and adversely affect our ability to access sources of necessary capital.

Unforeseen difficulties with the implementation or operation of our enterprise resource planning system could adversely affect our internal controls and our business.
      We contracted with Oracle Corporation to assist us with the design and implementation of an enterprise resource planning system that supports our human resources, accounting, estimating, financial, fleet and job management and customer systems. We have substantially completed implementation of this system. The efficient execution of our business is dependent upon the proper functioning of our internal systems. Any significant failure or malfunction of our enterprise resource planning system may result in disruptions of our operations. Our results of operations could be adversely affected if we encounter unforeseen problems with respect to the implementation or operation of this system.

We require a substantial amount of capital to expand our compressor rental fleet and our complementary businesses.
      We invested $90.5 million in property, plant and equipment during the year ended December 31, 2004, primarily for maintenance capital and international rental projects. During 2005, we plan to spend approximately $125 million to $150 million on net capital expenditures, including (1) rental equipment fleet additions and (2) approximately $40 million to $50 million on equipment maintenance capital. The amount of these expenditures may vary depending on conditions in the natural gas industry and the timing and extent of any significant acquisitions we may make.
      Historically, we have funded our capital expenditures through internally generated funds, sale and leaseback transactions and debt and equity financing. While we believe that cash flow from our operations and borrowings under our existing $350 million bank credit facility will provide us with sufficient cash to fund our planned 2005 capital expenditures, we cannot assure you that these sources will be sufficient. As of June 30, 2005, we had $77.0 million in outstanding borrowings under our bank credit facility and $104.5 million in letters of credit outstanding under our bank credit facility, resulting in $168.5 million of additional capacity under that facility at June 30, 2005. Failure to generate sufficient cash flow, together with the absence of alternative sources of capital, could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

Our ability to substitute compression equipment under our compression equipment leases is limited and there are risks associated with reaching that limit prior to the expiration of the lease term.
      As of June 30, 2005, we were the lessee in two transactions involving the sale of compression equipment by us to special purpose entities, which in turn lease the equipment back to us. We are entitled under the compression equipment operating lease agreements to substitute equipment that we own for equipment owned by the special purpose entities, provided that the value of the equipment that we are substituting is equal to or greater than the value of the equipment that is being substituted. We generally substitute equipment when one of our lease customers exercises a contractual right or otherwise desires to buy the leased equipment or when fleet equipment owned by the special purpose entities becomes obsolete or is selected by us for transfer to international projects. Each lease agreement limits the aggregate amount of replacement equipment that may be substituted to, among other restrictions, a percentage of the termination value under each lease. The termination value is equal to (1) the aggregate amount of outstanding principal of the corresponding notes issued by the special purpose entity, plus accrued and unpaid interest and (2) the aggregate amount of equity investor contributions to the special purpose entity, plus all accrued amounts due on account of the investor yield and any other amounts owed to such investors in the special purpose entity or to the holders of the notes issued by the special purpose entity or their agents. In the following table, termination value does not include amounts in excess of the aggregate outstanding principal amount of notes and the aggregate outstanding amount of the equity investor contributions, as such amounts are periodically paid as supplemental rent as required by our compression equipment operating leases. The aggregate amount of replacement equipment substituted (in dollars and percentage of termination value), the termination value and the substitution percentage limitation relating to each of our compression equipment operating leases as of June 30, 2005 are as follows:

				Substitution
				Limitation as
	Value of	Percentage of	Original	Percentage of	Lease
	Substituted	Termination	Termination	Termination	Termination
Lease	Equipment	Value(1)	Value(1)	Value	Date

	(Dollars in millions)
2001A compression equipment lease	$40.5	13.1%	$309.3	25%	September 2008
2001B compression equipment lease	37.6	14.6%	257.7	25%	September 2011

Total	$78.1		$567.0

(1)	Termination value assumes all accrued rents paid before termination.

     In the event we reach the substitution limitation prior to a lease termination date, we will not be able to effect any additional substitutions with respect to such lease. This inability to substitute could have a material adverse effect on our business, consolidated financial position, results of operations and cash flows.

A prolonged, substantial reduction in oil or gas prices, or prolonged instability in U.S. or global energy markets, could adversely affect our business.
      Our operations depend upon the levels of activity in natural gas development, production, processing and transportation. In recent years, oil and gas prices and the level of drilling and exploration activity have been extremely volatile. For example, oil and gas exploration and development activity and the number of well completions typically decline when there is a significant reduction in oil and gas prices or significant instability in energy markets. As a result, the demand for our gas compression and oil and gas production and processing equipment would be adversely affected. Any future significant, prolonged decline in oil and gas prices could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows.
      Erosion of the financial condition of our customers can also adversely affect our business. During times when the oil or natural gas market weakens, the likelihood of the erosion of the financial condition of these customers increases. If and to the extent the financial condition of our customers declines, our customers could seek to preserve capital by canceling or delaying scheduled maintenance of their existing gas compression and oil and gas production and processing equipment and determining not to purchase new gas compression and oil and gas production and processing equipment. In addition, upon the financial failure of a customer, we could experience a loss associated with the unsecured portion of any of our outstanding accounts receivable.

There are many risks associated with conducting operations in international markets.
      We operate in many different geographic markets, many of which are outside the United States. Changes in local economic or political conditions, particularly in Latin America, could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows. Additional risks inherent in our international business activities include the following:

•	difficulties in managing international operations;

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers that may restrict our ability to enter into new markets;

•	governmental actions that result in the deprivation of contract rights;

•	changes in political and economic conditions in the countries in which we operate, including civil uprisings, riots and terrorist acts, particularly with respect to our operations in Nigeria;

•	potentially adverse tax consequences;

•	restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	difficulties in establishing new international offices and risks inherent in establishing new relationships in foreign countries;

•	the burden of complying with the various laws and regulations in the countries in which we operate; and

•	fluctuations in currency exchange rates and the value of the U.S. dollar, particularly with respect to our operations in Argentina, Venezuela and Europe.
      In addition, our future plans involve expanding our business in international markets where we currently do not conduct business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws and business procedures present special challenges, may affect our ability to be successful in these ventures or avoid losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

      Some of the international markets in which we operate or plan to operate in the future are politically unstable and are subject to occasional civil and community unrest, such as Venezuela and Western Africa. Riots, strikes, the outbreak of war or terrorist attacks in international locations could also adversely affect our business.

Political conditions and fluctuations in currency exchange rates in Italy, Argentina and Venezuela could adversely affect our business.
      We have substantial operations in Italy, Argentina and Venezuela. As a result, adverse political conditions and fluctuations in currency exchange rates in Italy, Argentina and Venezuela could materially and adversely affect our business. For the six months ended June 30, 2005, our Argentine operations represented approximately 5% of our revenue and 8% of our gross profit. For the six months ended June 30, 2005, our Venezuelan operations represented approximately 10% of our revenue and 17% of our gross profit. At June 30, 2005, we had approximately $14.3 million and $22.5 million in accounts receivable related to our operations in Argentina and Venezuela, respectively. In addition, in February 2003, the Venezuelan government fixed the exchange rate to 1,600 bolivars for each U.S. dollar. In February 2004 and March 2005, the Venezuelan government devalued the currency to 1,920 bolivars and 2,148 bolivars, respectively, for each U.S. dollar. The impact of the devaluation on our results will depend upon the amount of our assets (primarily working capital and deferred taxes) exposed to currency fluctuation in Venezuela in future periods.
      At June 30, 2005 we had intercompany advances outstanding to our subsidiary in Italy of approximately $91.9 million. These advances are denominated in U.S. dollars. The impact of the remeasurement of these advances on our statement of operations by our subsidiary will depend on the outstanding balance in future periods. The remeasurement of these advances in 2004 resulted in a translation gain of approximately $3.7 million and during the six months ended June 30, 2005 resulted in a translation loss of approximately $8.9 million.
      The following table summarizes the exchange gains and losses we recorded for assets exposed to currency translation (in thousands):

	Year Ended		Six Months
	December 31,		Ended June 30,

	2003	2004	2004	2005

Italy	$221	$4,170	$92	$(8,892)
Argentina	494	(624)	(448)	474
Venezuela	(2,443)	1,165	1,433	3,149
All other countries	(820)	511	92	43

Exchange gain (loss)	$(2,548)	$5,222	$1,169	$(5,226)

      In December 2002, opponents of Venezuelan President Hugo Chávez initiated a country-wide strike by workers of the national oil company in Venezuela. This strike, a two-month walkout, had a significant negative impact on Venezuela’s economy and temporarily shut down a substantial portion of Venezuela’s oil industry. As a result of the strike, Venezuela’s oil production dropped. In addition, exchange controls have been put in place that put limitations on the amount of Venezuelan currency that can be exchanged for foreign currency by businesses operating inside Venezuela. In May 2003, after six months of negotiation, the Organization of the American States brokered an agreement between the Venezuelan government and its opponents. Although the accord does offer the prospect of stabilizing Venezuela’s economy, if another national strike is staged, exchange controls remain in place, or economic and political conditions in Venezuela continue to deteriorate, our results of operations in Venezuela could be materially and adversely affected, which could result in reductions in our net income. For example, as a result of the disruption in our operations in Venezuela, during the fourth quarter of 2002, our international rental revenues decreased by approximately $2.7 million due to concerns about the ultimate receipt of those revenues. Although we were able to realize those revenues in 2003, no assurances can be given that this will be the result if a similar situation occurred in the future.

      The economic situation in Argentina and Venezuela is subject to change. To the extent that the situation deteriorates, exchange controls continue in place and the value of the peso and bolivar against the dollar is reduced further, our results of operations in Argentina and Venezuela could be materially and adversely affected, which could result in reductions in our net income.

Many of our compressor leases with customers have short initial terms, and we cannot be sure that the leases for these rental compressors will be renewed after the end of the initial lease term.
      The length of our compressor leases with customers varies based on operating conditions and customer needs. In most cases, under currently prevailing lease rates, the initial lease terms are not long enough to enable us to fully recoup the average cost of acquiring or fabricating the equipment. We cannot be sure that a substantial number of our lessees will continue to renew their leases or that we will be able to re-lease the equipment to new customers or that any renewals or re-leases will be at comparable lease rates. The inability to renew or re-lease a substantial portion of our compressor rental fleet would have a material adverse effect upon our business, consolidated financial condition, results of operations and cash flows.

We operate in a highly competitive industry.
      We experience competition from companies that may be able to adapt more quickly to technological and other changes within our industry and throughout the economy as a whole, more readily take advantage of acquisitions and other opportunities and adopt more aggressive pricing policies. We also may not be able to take advantage of certain opportunities or make certain investments because of our significant leverage and the restrictive covenants in our bank credit facility, the agreements related to our compression equipment lease obligations and our other obligations. In times of weak market conditions, we may experience reduced profit margins from increased pricing pressure. We may not be able to continue to compete successfully in times of weak market conditions or against such competition. If we cannot compete successfully, we may lose market share and our business, consolidated financial condition, results of operations and cash flows could be materially adversely affected.

Natural gas operations entail inherent risks that may result in substantial liability to us.
      Natural gas operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of gas or well fluids, fires and explosions. These risks may expose us, as an equipment operator or fabricator, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. Our business, consolidated financial condition, results of operations and cash flows could be materially adversely affected if we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits.

Our ability to manage our business effectively will be weakened if we lose key personnel.
      We depend on the continuing efforts of our executive officers and senior management. The departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition. We do not maintain key man life insurance coverage with respect to our executive officers or key management personnel.
      In addition, we believe that our success depends on our ability to attract and retain qualified employees. There is significant demand in our industry for qualified engineers and mechanics to manufacture and repair natural gas compression equipment. If we fail to retain our skilled personnel and to recruit other skilled personnel, we could be unable to compete effectively.

Our business is subject to a variety of governmental regulations.
      We are subject to a variety of federal, state, local and international laws and regulations relating to the environment, health and safety, export controls, currency exchange, labor and employment and taxation. These laws and regulations are complex, change frequently and have tended to become more stringent over time. Failure to comply with these laws and regulations may result in a variety of administrative, civil and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements and issuance of injunctions as to future compliance. From time to time as part of the regular overall evaluation of our operations, including newly acquired operations, we may be subject to compliance audits by regulatory authorities in the various countries in which we operate.
      We may need to apply for or amend facility permits or licenses from time to time with respect to stormwater or wastewater discharges, waste handling, or air emissions relating to manufacturing activities or equipment operations, which subjects us to new or revised permitting conditions that may be onerous or costly to comply with. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks or pipelines and other regulated units, all of which may impose additional compliance and permitting obligations.
      As one of the largest natural gas compression companies in the United States, we conduct operations at numerous facilities in a wide variety of locations across the country. Our operations at many of these facilities require federal, state or local environmental permits or other authorizations. Additionally, natural gas compressors at many of our customer facilities require individual air permits or general authorizations to operate under various air regulatory programs established by rule or regulation. These permits and authorizations frequently contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits. Given the large number of facilities in which we operate, and the numerous environmental permits and other authorizations applicable to our operations, we occasionally identify or are notified of technical violations of certain requirements existing in various permits and other authorizations, and it is likely that similar technical violations will occur in the future. Occasionally, we have been assessed penalties for our non-compliance, and we could be subject to such penalties in the future. While such penalties generally do not have a material financial impact on our business or operations, it is possible future violations could result in substantial penalties.
      We currently do not anticipate that any changes or updates in response to regulations relating to the environment, health and safety, export controls, currency exchange, labor and employment and taxation, or any other anticipated permit modifications or anticipated ongoing regulatory compliance obligations will have a material adverse effect on our operations either as a result of any enforcement measures or through increased capital costs. Based on our experience to date, we believe that the future cost of compliance with existing laws and regulations will not have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows. However, future events, such as compliance with more stringent laws, regulations or permit conditions, a major expansion of our operations into more heavily regulated activities, more vigorous enforcement policies by regulatory agencies, or stricter or different interpretations of existing laws and regulations could require us to make material expenditures.

Our business has acquired facilities in the past which could subject us to future environmental liabilities.
      We have conducted preliminary environmental site assessments with respect to some, but not all, properties currently owned or leased by us, usually in a pre-acquisition context. These assessments have revealed that soils and/or groundwater at some of our facilities are contaminated with hydrocarbons, heavy metals and various other regulated substances. With respect to acquired properties, we do not believe that our operations caused or contributed to any such contamination in any material respect and we are not currently under any governmental orders or directives requiring us to undertake any remedial activity at such properties. We typically will develop a baseline of site conditions so we can establish conditions at the outset of our operations on such property. However, the handling of petroleum products and other regulated substances is a normal part of our operations and we have experienced occasional minor spills or incidental leakage in connection with our operations. Certain properties previously owned or leased by us were determined to be affected by soil contamination. At two of our owned sites, we are working with prior owners and owners of adjacent properties who have undertaken the full legal obligations to monitor and/or clean-up contamination at such sites that occurred prior to our acquisition of them. Where such contamination was identified and determined by us to be our responsibility, we conducted remedial activities at these previously-held properties to the extent we believed necessary to meet regulatory standards and either sold the owned properties to third parties or returned the leased properties to the lessors. Based on our experience to date and the relatively minor nature of the types of contamination we have identified to date, we believe that the future cost of necessary investigation or remediation on our current properties will not have a material adverse effect on our business, consolidated financial condition, results of operations, and cash flows. We cannot be certain, however, that clean-up standards will not become more stringent, or that we will not be required to undertake any remedial activities involving any material costs on any of these current or previously held properties in the future or that the discovery of unknown contamination or third-party claims made with respect to current or previously owned or leased properties will not result in material costs.
Risks Related to This Offering and Our Common Stock and the Trading Market for Our Common Stock

Market prices of our equity securities have changed significantly and could change further, and you may not be able to resell your shares at or above the public offering price.
      The market prices of our common stock may change significantly in response to various factors and events beyond our control, including the following:

•	the other risk factors described in this prospectus supplement, including changing demand for our products and services;

•	a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our industries;

•	general conditions in the securities markets; and

•	issuance of a significant number of shares of common stock upon exercise of employee stock options and warrants or conversion of our convertible senior notes.
      In addition, we are issuing and selling 11,175,000 shares of our common stock in this offering, which represents approximately 12.6% of our outstanding shares of common stock as of July 29, 2005. We cannot assure you that this offering will not negatively affect the price of our common stock. As a result, you may not be able to resell your shares at or above the public offering price.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.
      Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to our stockholders. In addition, provisions of our certificate of incorporation and bylaws, such as those which prohibit stockholder action by written consent and those which limit stockholder proposals at meetings of stockholders, could also make it more difficult for a third party to acquire control of us. See “Description of Common Stock and Preferred Stock.”

We may issue additional equity securities, which would lead to dilution of our issued and outstanding stock.
      The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing shareholders’ equity interest in us. We are authorized to issue, without shareholder approval, 3,000,000 shares of preferred stock in one or more series, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock series, but reserves the right to do so in the future. In addition, under certain circumstances, we are authorized to issue additional shares of common stock without shareholder approval. We are also authorized to issue, without shareholder approval, securities convertible into either common stock or preferred stock.

We have no plans to pay dividends on our common stock; you will not receive funds without selling your shares.
      We have no plans to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. In addition, our bank credit facility prohibits us (without lender approval) from declaring or paying dividends (other than dividends payable solely in our common stock or in options, warrants or rights to purchase such common stock). Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, you will have to sell some or all of your shares of common stock in order to generate cash flow from your investment.

A portion of our outstanding shares owned by entities affiliated with Schlumberger Limited may be sold into the market in the near future. This could cause the market price of our common stock to drop, even if our business is doing well.
      Based upon public information currently available, we believe that entities affiliated with Schlumberger Limited own approximately 9.6% of our currently outstanding common stock (without giving effect to this offering). We are a party to a registration rights agreement with these shareholders which provides them the right, subject to certain restrictions, (1) to register the shares of our common stock that they own in any registration of securities initiated by us prior to August 31, 2011, and (2) to demand up to five registrations of the shares of our common stock that they own prior to August 31, 2011.
      In addition, on July 8, 2005, entities affiliated with Schlumberger agreed to eliminate Schlumberger’s right to designate a director to serve on our board of directors in order for Schlumberger to position itself to have maximum flexibility in terms of its ownership of its shares of our common stock. Entities affiliated with Schlumberger have in the past, and may in the future, sell shares of our common stock from time to time pursuant to Rule 144 under the Securities Act of 1933.
      The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market or the perception that such sales could occur. The entities affiliated with Schlumberger have agreed not to sell shares of our common stock for 90 days following this offering except with the consent of Credit Suisse First Boston LLC.

Shares of our common stock that will be distributed to certain claimants in our settled securities and ERISA class action litigation may be sold into the market in the near future. This could cause the market price of our common stock to drop, even if our business is doing well.
      In May 2003, we reached an agreement in principle to settle certain securities class actions, ERISA class action and shareholder derivative lawsuits brought against us and certain other parties. The agreement in principle was modified in certain respects and embodied in a final settlement agreement which was presented to the applicable court. After notice of the proposed settlement was provided to shareholders and a hearing was held, the court approved the global settlement which became final in

March 2004. The terms of the settlement required us, among other things, to issue 2.5 million shares of our common stock into a settlement fund to be distributed to various claimants in the class actions. GKH Investments, L.P. and GKH Private Limited (collectively “GKH”), which sold shares in our March 2001 secondary offering of common stock, were parties to the settlement and agreed to settle claims against them that arose out of that offering as well as other potential securities, ERISA, and derivative claims. We understand that in April 2004 GKH transferred 2.5 million shares of our common stock from their holdings or from other sources to the settlement fund as required by the terms of the settlement.
      We understand that distributions to the class action claimants of the approximately 4 million shares of our common stock that remain in the settlement fund may begin within the next 30 days. The market price of our common stock could drop due to sales of a large number of these shares of our common stock in the market following their distribution to the claimants, or the perception that such sales could occur.

WHERE YOU CAN FIND MORE INFORMATION
      This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about us, you should refer to the registration statement of which the accompanying prospectus is a part. Summaries of agreements or other documents in this prospectus supplement and the accompanying prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.
      We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-13071). These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
      We maintain a website which can be found at http://www.hanover-co.com. We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and the amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 available on our website. Unless specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, information that you may find on our website is not part of this prospectus supplement.
      Our common stock is listed on The New York Stock Exchange under the symbol “HC.” Our reports, proxy statements and other information may be read and copied at The New York Stock Exchange at 30 Broad Street, New York, New York 10005.
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus supplement and the accompanying prospectus are sold:

•	the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on June 9, 1997;

•	our definitive proxy statement filed on Schedule 14A relating to the 2005 Annual Meeting of Stockholders;

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•	our current reports on Form 8-K, filed with the SEC on January 20, 2005, February 1, 2005, March 15, 2005, April 18, 2005 and July 13, 2005.
      We will provide copies of these filings and any exhibit specifically incorporated by reference into these filings at no cost by request directed to us at the following address or telephone number:
Hanover Compressor Company
Attention: Corporate Secretary
12001 N. Houston Rosslyn
Houston, Texas 77086
(281) 447-5175

USE OF PROCEEDS
      We estimate that we will receive net proceeds of $155.2 million, or $178.6 million if the underwriters exercise their over-allotment option in full, from the sale of the shares of common stock offered by this prospectus supplement, after deducting underwriting discounts and commissions and estimated offering expenses. This estimate assumes a public offering price of $14.58 per share, which was the closing price of our common stock on The New York Stock Exchange on August 2, 2005.
      We intend to use the net proceeds from this offering to repay a portion of our 2001A equipment lease obligations. As of June 30, 2005, the weighted average interest rate under our 2001A equipment lease obligations was 8.6% and our 2001A equipment lease obligations mature on September 1, 2008. If the underwriters exercise their over-allotment option, we intend to use the net proceeds from the sale of such shares to repay a portion of our 2001A equipment lease obligations, to repay a portion of our outstanding borrowings under our bank credit facility, for general corporate purposes or any combination of the foregoing. As of June 30, 2005, the weighted average interest rate under our bank credit facility was 6.0% and our bank credit facility matures on December 29, 2006.

CAPITALIZATION
      The following table shows our capitalization as of June 30, 2005:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the common stock in this offering (at a public offering price of $14.58 per share) and the application of the estimated net proceeds of $155.2 million as described in “Use of Proceeds.”
      This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our quarterly report on Form 10-Q for the quarter ended June 30, 2005, which is incorporated by reference herein.

	As of June 30, 2005

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$31,720	$31,720

Short-term debt
Belleli-factored receivables	$1,158	$1,158
Belleli-revolving credit facility	3,249	3,249

Total short-term debt	4,407	4,407

Long-term debt, including current maturities
Bank credit facility due December 2006(1)(2)	77,000	77,000
4.75% convertible senior notes due 2008	192,000	192,000
4.75% convertible senior notes due 2014	143,750	143,750
2001A equipment lease notes, interest at 8.5%, due September 2008(2)(3)	300,000	155,400
2001B equipment lease notes, interest at 8.8%, due September 2011(3)	250,000	250,000
8.625% senior notes due 2010	200,000	200,000
9.0% senior notes due 2014	200,000	200,000
Zero coupon subordinated notes due March 31, 2007	217,823	217,823
7.25% convertible subordinated notes due 2029(4)	86,250	86,250
Fair value adjustment-fixed to floating interest rate swaps	(4,667)	(4,667)
Other, interest at various rates, collateralized by equipment and other assets, net of unamortized discount	2,485	2,485

Total long-term debt, including current maturities	1,664,641	1,520,041

Minority interest (obligations under compression equipment leases)(2)	17,050	12,567
Common stockholders’ equity
Common stock, $.001 par value, 200,000,000 shares authorized; 88,760,786 shares issued, actual, and 99,935,786 shares issued, as adjusted(4)(5)	89	100
Additional paid-in capital	915,616	1,070,833
Deferred employee compensation-restricted stock grants	(11,681)	(11,681)
Accumulated other comprehensive income	14,069	14,069
Retained earnings (deficit)(6)	(166,951)	(175,472)
Treasury stock – 661,810 common shares, at cost	(7,698)	(7,698)

Total common stockholders’ equity	743,444	890,151

Total capitalization	2,429,542	2,427,166

(1)	Between June 30, 2005 and July 30, 2005, we repaid approximately $31 million of our outstanding borrowings under our bank credit facility using proceeds of approximately $20 million from our sale of a compression facility in Madisonville, Texas in July 2005 and approximately $11 million of cash flows from operations.

(2)	If the underwriters exercise their over-allotment option, we intend to use the net proceeds from the sale of such shares to repay a portion of our 2001A equipment lease obligations, to repay a portion of our outstanding borrowings under our bank credit facility, for general corporate purposes or any combination of the foregoing. See “Use of Proceeds” in this prospectus supplement.

(3)	As of June 30, 2005, (a) the minority interest obligation under the 2001A equipment lease notes was $9.3 million, resulting in a termination value for the 2001A equipment lease notes of $309.3 million, and (b) the minority interest obligation under the 2001B equipment lease notes was $7.8 million, resulting in a termination value for the 2001B equipment lease notes of $257.8 million.

(4)	In December 1999, we issued $86.3 million of unsecured mandatorily redeemable convertible preferred securities through Hanover Compressor Capital Trust, a Delaware business trust and wholly-owned subsidiary of Hanover. Prior to December 31, 2003, we reported these securities on our balance sheet as mandatorily redeemable convertible preferred securities. Because we only have a limited ability to make decisions about its activities and we are not the primary beneficiary of the trust, the trust is a VIE under FIN 46. As such, the mandatorily redeemable convertible preferred securities issued by the trust are no longer reported on our balance sheet. Instead, we now report our subordinated notes payable to the trust as a debt. These intercompany notes have previously been eliminated in our consolidated financial statements.

(5)	Does not include shares of Hanover common stock issuable upon exercise of employee stock options or exercise of warrants to purchase common stock or issuable upon conversion of our outstanding convertible notes. See “Description of Certain Financial Obligations” in this prospectus supplement and Notes 1 and 16 to the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement.

(6)	As adjusted includes an approximately $6.1 million charge related to a 4.25% call premium on the partial repayment of our 2001A compression equipment lease obligations and a $2.4 million charge to expense unamortized lease issuance costs.

PRICE RANGE OF COMMON STOCK
      Our common stock is listed on The New York Stock Exchange under the symbol “HC.” As of July 29, 2005, 88,711,141 shares of our common stock were outstanding and held of record by 656 holders. On August 2, 2005, the last reported sales price of our common stock on The New York Stock Exchange was $14.58. The following table presents, for the periods indicated, the range of high and low quarterly closing sales prices of our common stock, as reported on The New York Stock Exchange.

	Price Range

	High	Low

Year Ended December 31, 2002
First Quarter	$25.52	$10.50
Second Quarter	$20.33	$11.56
Third Quarter	$13.50	$6.80
Fourth Quarter	$11.98	$6.20
Year Ended December 31, 2003
First Quarter	$10.10	$6.00
Second Quarter	$11.70	$6.85
Third Quarter	$12.19	$9.00
Fourth Quarter	$11.50	$9.21
Year Ended December 31, 2004
First Quarter	$13.25	$10.47
Second Quarter	$12.44	$10.26
Third Quarter	$13.65	$10.97
Fourth Quarter	$14.60	$12.43
Year Ending December 31, 2005
First Quarter	$14.72	$11.56
Second Quarter	$12.17	$10.24
Third Quarter (through August 2, 2005)	$14.65	$11.72
DIVIDEND POLICY
      We have not paid any cash dividends on our common stock since our formation and do not anticipate paying such dividends in the foreseeable future. Our board of directors anticipates that all cash flow generated from operations in the foreseeable future will be retained and used to pay down debt and to develop and expand our business. Any future determinations to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our results of operations and financial condition, credit and loan agreements in effect at that time and other factors deemed relevant by our board of directors. Our bank credit facility, with the JPMorgan Chase Bank, N.A., as agent, prohibits us (without the lenders’ prior approval) from declaring or paying any dividend (other than dividends payable solely in our common stock or in options, warrants or rights to purchase such common stock) on, or making similar payments with respect to, our capital stock. In addition, our ability to pay dividends is restricted by restrictive provisions in certain of our other outstanding indebtedness.

BUSINESS
General
      We are a global market leader in the full service natural gas compression business and are also a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. We sell and rent this equipment and provide complete operation and maintenance services, including run-time guarantees, for both customer-owned equipment and our fleet of rental equipment. Hanover was founded as a Delaware corporation in 1990, and has been a public company since 1997. Our customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies in the countries in which we operate. Our maintenance business, together with our parts and service business, provides solutions to customers that own their own compression and surface production and processing equipment, but want to outsource their operations. We also fabricate compressor and oil and gas production and processing equipment and provide gas processing and treating, and oilfield power generation services, primarily to our U.S. and international customers as a complement to our compression services. In addition, through our subsidiary, Belleli, we provide engineering, procurement and construction services primarily related to the manufacturing of heavy wall reactors for refineries and construction of desalination plants and tank farms, primarily for use in Europe and the Middle East.
      Substantially all of our assets are owned and our operations are conducted by HCLP. In December 2001 and 2002, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which certain of the U.S. subsidiaries of HCLP were merged, directly or indirectly, with and into HCLP.
      We believe that we are currently the largest provider of rental natural gas compression equipment and services in the United States on the basis of aggregate horsepower, with 5,867 rental units in the United States having an aggregate capacity of approximately 2,512,000 horsepower at June 30, 2005. In addition, we operate 702 of our units internationally with approximately 792,000 horsepower at June 30, 2005. As of June 30, 2005, approximately 76% of our natural gas compression horsepower was located in the United States and approximately 24% was located elsewhere, primarily in Latin America. We estimate that we are one of the largest providers of compression services in the Latin American market.
      Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of oil and natural gas. Our geographic business unit operating structure, technically experienced personnel and high-quality compressor fleet have allowed us to successfully provide reliable and timely customer service.
Industry trends
      We compete primarily in the market for transportable natural gas compression units of up to 4,500 horsepower. The rental segment of that market has experienced significant growth over the past decade. Despite a deterioration of market conditions in 2002 and 2003, we believe the U.S. market for both the purchase and rental of natural gas compression equipment will continue to improve due to the increased demand for natural gas, the continued aging of the natural gas reserve base and the attendant decline of wellhead pressures, the discovery of new reserves and the continuing interest in outsourcing compression by independent producers. However, because the majority of oil and gas reserves are located outside of the United States, we believe that international markets will be a primary source of our growth opportunities in the gas compression market in the years to come.
      As of December 31, 2004, the rental portion of the U.S. gas compression market was estimated by industry sources to be approximately 5.4 million horsepower. We believe the growth of the rental compression capacity in the U.S. market has been primarily driven by the trend toward outsourcing by energy producers and processors. We believe that outsourcing provides the customer greater financial and operating flexibility by minimizing the customer’s investment in equipment and enabling the customer to more efficiently resize their compression capabilities to meet changing reservoir conditions. In addition, we believe that outsourcing typically provides the customer with more timely and technically proficient service and maintenance, which often reduces operating costs. Nevertheless, a significant percentage of installed gas compression equipment continues to be purchased by the customer, rather than rented.
      We believe growth opportunities for our products exist due to (1) increased worldwide energy consumption, (2) implementation of international environmental and conservation laws prohibiting the flaring of natural gas, which increases the need for gathering systems, (3) increased outsourcing by energy producers and processors, (4) the environmental soundness, economy and availability of natural gas as an alternative energy source, (5) continued aging of the worldwide natural gas reserve base and the attendant decline of wellhead pressures and (6) increased use of our products for reinjection in oilfield maintenance and the stripping of natural gas liquids from production streams. The rental compression business is capital intensive, and our ability to take advantage of these growth opportunities may be limited by our ability to raise capital to fund our expansion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in Item 7 of our annual report on Form 10-K for the year ended December 31, 2004 and in Item 2 of our quarterly report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference into this prospectus supplement.
Industry Overview
Natural Gas Compression
      Typically, compression is required at several intervals of the natural gas production cycle: at the wellhead, at the gathering lines, into and out of gas processing facilities, into and out of storage and throughout the transportation systems.
      Over the life of an oil or gas well, natural reservoir pressure and deliverability typically decline as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer flows naturally into the pipeline. It is at this time that compression equipment is applied to economically boost the well’s production levels and allow gas to be brought to market.
      In addition to such wellhead and gas field gathering activities, natural gas compressors are used in a number of other applications, most of which are intended to enhance the productivity of oil and gas wells, gas transportation lines and processing plants. Compressors are used to increase the efficiency of a low capacity gas field by providing a central compression point from which the gas can be removed and injected into a pipeline for transmission to facilities for further processing. As gas is transported through a pipeline, compression equipment is applied to allow the gas to continue to flow in the pipeline to its destination. Additionally, compressors are used to re-inject associated gas to lift liquid hydrocarbons and thereby increase the rate of crude oil production from oil and gas wells. Furthermore, compression enables gas to be stored in underground storage reservoirs for subsequent extraction during periods of peak demand. Finally, compressors are often used in combination with oil and gas production and processing equipment to process and refine oil and gas into higher value added and more marketable energy sources, as well as used in connection with compressed natural gas vehicle fueling facilities providing an alternative to gasoline.
      Changing well and pipeline pressures and conditions over the life of a well often require producers to reconfigure or change their compressor units to optimize the well production or pipeline efficiency. Due to the technical nature of the equipment, a dedicated local parts inventory, a diversified fleet of natural gas compressors and a highly trained staff of field service personnel are necessary to perform such functions in the most economic manner. These requirements, however, have typically proven to be an extremely inefficient use of capital and manpower for independent oil and natural gas producers and have caused producers, as well as oil and natural gas transporters and processors, to increasingly outsource their non-core compression activities to specialists such as us.
      The advent of rental and contract compression over forty years ago made it possible for oil and natural gas producers, natural gas transporters and processors to improve the efficiency and financial performance of their operations. We believe compressors leased from specialists generally have a higher rate of mechanical reliability and typically generate greater productivity than those owned by oil and gas operators. Furthermore, because compression needs of a well change over time, outsourcing of compression equipment enables an oil and gas producer to better match variable compression requirements to the production needs throughout the life of the well.
      Natural gas compressor fabrication involves the design, fabrication and sale of compressors to meet the unique specifications dictated by the well pressure, production characteristics and the particular applications for which compression is sought. Compressor fabrication is essentially an assembly operation in which an engine, compressor, control panel, cooler and necessary piping are attached to a frame called a “skid.” A fabricator typically purchases the various compressor components from third-party manufacturers, but employs its own engineers and design and labor force.
      In order to meet customers’ needs, gas compressor fabricators typically offer a variety of services to their customers, including:

•	engineering, fabrication and assembly of the compressor unit;

•	installation and testing of the unit;

•	ongoing performance review to assess the need for a change in compression; and

•	periodic maintenance and replacement parts supply.
Production and Processing Equipment
      Crude oil and natural gas are generally not marketable as produced at the wellhead and must be processed before they can be transported to market. Production and processing equipment is used to separate and treat oil and gas as it is produced to achieve a marketable quality of product. Production processing typically involves the separation of oil and gas and the removal of contaminants. The end result is “pipeline,” or “sales” quality oil and gas. Further processing or refining is almost always required before oil or gas is suitable for use as fuel or feedstock for petrochemical production. Production processing normally takes place in the “upstream” market, while refining and petrochemical production is referred to as the “downstream” market.
      Wellhead or upstream production and processing equipment includes a wide and diverse range of products. We sell “standard” production and processing equipment primarily into U.S. markets, which is used for processing wellhead production from onshore or shallow-water offshore platform production. In addition, we sell custom-engineered, built-to-specification production and processing equipment, which typically consists of much larger equipment packages than standard equipment, and is generally used in much larger scale production operations. These large projects tend to be in remote areas, such as deepwater offshore sites, and in developing countries with limited oil and gas industry infrastructure.
      The standard production and processing equipment market tends to be somewhat commoditized, with sales following general industry trends. Equipment can be built for inventory based on historical product mix and predicted industry activity. The custom equipment market is driven by global economic and political trends, and the type of equipment that is purchased can vary significantly. Technology, engineering capabilities, project management and quality control standards are the key drivers in the custom equipment market.
      In addition, through our ownership of Belleli, we provide engineering, procurement and construction services primarily related to the manufacturing of heavy wall reactors for refineries and construction of desalination plants and tank farms, primarily for use in Europe and the Middle East.
Market Conditions
      We believe that the most fundamental force driving the demand for gas compression and production and processing equipment is the growing global consumption of natural gas. As more gas is consumed, the demand for compression and production and processing equipment increases. In addition, we expect the demand for liquefied natural gas, compressed natural gas and liquefied petroleum gas to continue to increase and result in additional demand for our compression and production and processing equipment and related services.
      Although natural gas has historically been a more significant source of energy in the United States than in the rest of the world, we believe that aggregate international natural gas consumption has grown recently. Despite this growth in energy demand, most international energy markets have historically lacked the infrastructure necessary to transport natural gas to local markets and natural gas historically has been flared at the wellhead. Given recent environmental legislation and the construction of numerous natural gas-fueled power plants built to meet international energy demand, we believe that international compression markets are experiencing growth.
      We believe that natural gas is considered to be the “fuel of the future” because it provides the best mix of environmental soundness, economy and availability of any energy source. Rising worldwide energy demand, environmental considerations, the further development of the natural gas pipeline infrastructure and the increasing use of natural gas as a fuel source in oilfield power generation are the principal reasons for this growth.
      While gas compression and production and processing equipment typically must be engineered to high specifications to meet demanding and unique customer specifications, the fundamental technology of such equipment has been stable and has not been subject to significant technological change.
Business Segments
      Our revenues and income are derived from five business segments:

•	U.S. rentals. Our U.S. rental segment primarily provides natural gas compression and production and processing equipment rental and maintenance services to meet specific customer requirements on Hanover-owned assets located within the United States.

•	International rentals. Our international rentals segment provides substantially the same services as our U.S. rental segment except it services locations outside the United States.

•	Compressor and accessory fabrication. Our compressor and accessory fabrication segment involves the design, fabrication and sale of natural gas compression units and accessories to meet unique customer specifications.

•	Production and processing equipment fabrication. Our production and processing equipment fabrication segment includes the design, fabrication and sale of equipment used in the production and treating of crude oil and natural gas; and the engineering, procurement and manufacturing of heavy wall reactors for refineries and the construction of desalination plants and tank farms.

•	Parts, service and used equipment. Our parts, service and used equipment segment provides a full range of services to support the surface production needs of customers, from installation and normal maintenance and services to full operation of a customer’s owned assets and surface equipment as well as sales of used equipment.
      The U.S. and international compression rentals segments have operations primarily in the United States and South America. For financial data relating to our business segments and financial data relating to the amount or percentage of revenue contributed by any class of similar products or services which accounted for 10% or more of consolidated revenue in any of the last three fiscal years and in the six months ended June 30, 2004 and 2005, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and Note 24 to the Notes to Consolidated Financial Statements in Item 15 of our annual report on Form 10-K for the year ended December 31, 2004, and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2 and

Note 9 to the Notes to Condensed Consolidated Financial Statements in Item 1 of our quarterly report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference into this prospectus supplement.
Compression Rentals, Maintenance Services and Compressor and Accessory Fabrication
      We provide our customers with a full range of compressor and associated equipment sales, rental, maintenance and contract compression services. As of June 30, 2005, our compressor fleet consisted of 6,569 units, ranging from 8 to 4,450 horsepower per unit. The size, type and geographic diversity of this rental fleet enable us to provide our customers with a range of compression units that can serve a wide variety of applications and to select the correct equipment for the job, rather than trying to “fit” the job to our fleet of equipment.
      We base our gas compressor rental rates on several factors, including the cost and size of the equipment, the type and complexity of service desired by the customer, the length of the contract, market conditions and the inclusion of any other desired services, such as installation, transportation and the degree of daily operation. Since early 2003, we have selectively introduced price increases for our U.S. compression rental business. Substantially all of our units are operated pursuant to “contract compression” or “rental with full maintenance” agreements under which we perform all maintenance and repairs on such units while under contract. In the U.S. onshore market, compression rental fleet units are generally leased under contract with minimum terms of six months to two years, which convert to month-to-month at the end of the stipulated minimum period. Historically, the majority of our customers have extended the length of their contracts, on a month-to-month basis, well beyond the initial term. Typically, our compression rental units used in offshore and international applications carry substantially longer lease terms than those for onshore U.S. applications.
      We believe an essential element of our success is our ability to provide compression services to customers with contractually committed compressor run-times of between 95% and 98%. We are able to offer this level of commitment due largely to our preventive maintenance program and extensive field service network that permits us to promptly address maintenance requirements. Our team of experienced maintenance personnel performs our rental compression maintenance services both at our facilities and in the field. Such maintenance facilities are generally situated in close proximity to actual rental fleet deployment to permit superior service response times.
      Our rental fleet units are serviced at manufacturers’ recommended maintenance intervals, modified as required by the particular characteristics of each job and the actual operating experience of each compressor unit. Prior to the conclusion of any rental job, our field management evaluates the condition of the equipment and, where practical, corrects any problems before the equipment is shipped out from the job site. Although natural gas compressors generally do not suffer significant technological obsolescence, they do require routine maintenance and periodic refurbishing to prolong their useful life. Routine maintenance includes alignment, compression checks and other parametric checks that indicate a change in the condition of the equipment. In addition, oil and wear-particle analysis is performed on our units on an ongoing scheduled basis and prior to their redeployment at specific compression rental jobs. Overhauls are done on a condition-based interval instead of a time-based schedule. In our experience, these rigorous procedures maximize component life and unit availability and minimize avoidable downtime. Typically, we overhaul each rental compressor unit for general refurbishment every 36 to 48 months and anticipate performing a comprehensive overhaul of each rental compressor unit every 60 to 72 months.
      Our field service mechanics provide all operating and maintenance services for our compression units leased on a contract compression or full maintenance basis and are on-call 24 hours a day. Those field personnel receive regular mechanical and safety training both from our staff and our vendors. Each of our field mechanics is responsible for specific compressor unit installations and has at his or her disposal a dedicated local parts inventory. Additionally, each field mechanic operates from a fully equipped service vehicle. Each mechanic’s field service vehicle is equipped with a radio or cellular telephone, which allows that individual to be our primary contact with the customer’s field operations staff and to be contacted at either his or her residence or mobile phone 24 hours a day. Accordingly, our field service mechanics are given the responsibility to promptly respond to customer service needs as they arise based on the mechanic’s trained judgment and field expertise.
      We believe the foundation for our successful field operations effort is the experience and responsiveness of our compressor rental field service and shop staff of compressor mechanics. Our field service mechanics are coordinated and supported by regional operations managers who have supervisory responsibility for specific geographic areas.
      Our compressor and accessory fabrication operations design, engineer and assemble compression units and accessories for sale to third parties as well as for placement in our compressor rental fleet. As of June 30, 2005, we had a compressor and accessory fabrication backlog for sale to third parties of approximately $67.5 million compared to approximately $56.7 million at December 31, 2004 and approximately $53.9 million at June 30, 2004. Substantially all of our compressor and accessory fabrication backlog is expected to be produced within a nine-month period. In general, units to be sold to third parties are assembled according to each customer’s specifications and sold on a turnkey basis. We acquire major components for these compressor units from third-party suppliers.
Production and Processing Equipment Fabrication
      Through our production and processing equipment fabrication division, we design, engineer, fabricate, sell and rent a broad range of oil and gas production and processing equipment designed to heat, separate, dehydrate and measure crude oil and natural gas. Our product line includes line heaters, oil and gas separators, glycol dehydration units and skid-mounted production packages designed for both onshore and offshore production facilities. We also purchase and recondition used production and processing equipment that is then sold or rented and generally maintain standard product inventories to meet most customers’ rapid response requirements and minimize customer downtime. Through our subsidiary, Belleli, we provide engineering, procurement and construction services primarily related to the manufacturing of heavy wall reactors for refineries and construction of desalination plants and tank farms, primarily for use in Europe and the Middle East. As of June 30, 2005, we had a production and processing equipment fabrication backlog of approximately $192.9 million compared to approximately $234.2 million at December 31, 2004 and approximately $211.8 million at June 30, 2004. Typically, we expect our production and processing equipment backlog to be produced within a thirty-six month period. At June 30, 2005, approximately $1.2 million of future revenue related to our production and processing equipment backlog was expected to be recognized after June 30, 2006.
Parts, Service and Used Equipment
      We often provide contract operations and related services for customers that prefer to own their production, gas treating and oilfield power generation or compression equipment. We believe that we are particularly well qualified to provide these services because our highly experienced operating personnel have access to the full range of our compression rental, production processing equipment and oilfield power generation equipment and facilities. As customers look to us to provide an ever-widening array of outsourced services, we will continue to build our core business with emerging business opportunities, such as turnkey gas treatment, installation services and oilfield-related power generation sales and services. In addition, we purchase and recondition used gas compression units, oilfield power generation and treating facilities and production and processing equipment that is then sold or rented to customers. We maintain parts inventories for our own use and to meet our customers’ needs. As of June 30, 2005, we had approximately $132.2 million in parts and supplies inventories.
Sources and Availability of Raw Materials
      Our fabrication operations consist of fabricating compressor and production and processing equipment from components and subassemblies, most of which we acquire from a wide range of vendors. These components represent a significant portion of the cost of our compressor and production and processing equipment products. In addition, we fabricate heavy wall reactors for refineries and other vessels used in production, processing and treating of crude oil and natural gas. Steel is a commodity which can have wide price fluctuations and represents a significant portion of the raw materials for these products. Although our products are generally shipped within 180 days following their order date, increases in raw material costs cannot always be offset by increases in our products’ sales prices. We believe that all materials and components are readily available from multiple suppliers at competitive prices. Due to the recent increased demand for compression equipment, however, we have experienced longer lead times for components from our suppliers and have increased the amount of our purchases made in anticipation of future orders.
Market and Customers
      Our global customer base consists of U.S. and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, national oil and gas companies, large and small independent producers and natural gas processors, gatherers and pipelines. Additionally, we have negotiated strategic alliances or preferred vendor relationships with key customers pursuant to which we receive preferential consideration in customer compressor and oil and gas production and processing equipment procurement decisions in exchange for providing enhanced product availability, product support, automated procurement practices and limited pricing concessions. No individual customer accounted for more than 10% of our consolidated revenues during 2004, 2003 or 2002 or during the six months ended June 30, 2005.
      Our rental and sales activities are conducted throughout the continental United States, internationally and in offshore operations. International locations include Argentina, Canada, Italy, United Arab Emirates, Equatorial Guinea, India, Venezuela, Colombia, Trinidad, Bolivia, Brazil, Mexico, Peru, Pakistan, Indonesia, Nigeria, United Kingdom, China and Russia. We have fabrication facilities in the United States, Canada, Italy, UAE and the United Kingdom. In addition, we have representative offices in the Netherlands and the Cayman Islands. As of June 30, 2005, equipment representing approximately 24% of our compressor rental fleet horsepower was being used in international applications.
Sales and Marketing
      Our salespeople pursue the rental and sales market for compressors and production and processing equipment and other products in their respective territories. Each salesperson is assigned a customer list on the basis of the experience and personal relationships of the salesperson and the individual service requirements of the customer. This customer and relationship-focused strategy is communicated through frequent direct contact, technical presentations, print literature, print advertising and direct mail. Our advertising and promotion strategy is a concentrated approach, tailoring specific messages into a very focused presentation methodology. Additionally, our salespeople coordinate with each other to effectively pursue customers who operate in multiple regions. The salespeople maintain contact with our operations personnel in order to promptly respond to and satisfy customer needs. Our sales efforts concentrate on demonstrating our commitment to enhancing the customer’s cash flow through superior product design, fabrication, installation, customer service and after-market support.
      Upon receipt of a request for proposal or bid by a customer, we analyze the application and prepare a quotation, including selection of the equipment, pricing and delivery date. The quotation is then delivered to the customer and, if we are selected as the vendor, final terms are agreed upon and a contract or purchase order is executed. Our engineering and operations personnel also often provide assistance on complex compressor applications, field operations issues or equipment modifications.
Competition
      We believe that we are currently the largest provider of rental natural gas compression equipment and services in the United States on the basis of aggregate rental horsepower. However, the natural gas compression services and fabrication business is highly competitive. Overall, we experience considerable competition from companies who may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole, more readily take advantage of available opportunities and adopt more aggressive pricing policies.
      Because our business is capital intensive, our ability to take advantage of growth opportunities is limited by our ability to raise capital. To the extent that any of our competitors have a lower cost of capital or have greater access to capital than we do, they may be able to compete more effectively, which may allow them to more readily take advantage of available opportunities.
      Compressor industry participants can achieve significant advantages through increased size and geographic breadth. As the number of rental units increases in a rental fleet, the number of sales, engineering and administrative personnel required does not increase proportionately.
      One of the significant cost items in the compressor rental business is the amount of inventory required to service rental units. Each rental company must maintain a minimum amount of inventory to remain competitive. As the size of the rental fleet increases, the required amount of inventory does not increase in the same proportion, thus providing economic efficiencies. Additionally, the larger rental fleet companies can generate cost savings through improved purchasing power and vendor support.
      We believe that we compete effectively on the basis of price, customer service, and flexibility in meeting customer needs and quality and reliability of our compressors and related services. A few major fabricators, some of whom also compete with us in the compressor rental business, continue to be aggressive competitors in the compressor fabrication business. In our production and processing equipment business, we have different competitors in the standard and custom engineered equipment markets. Competitors in the standard equipment market include several large companies and a large number of small, regional fabricators. Competition in the standard equipment market is generally based upon price and availability. Our competition in the custom engineered market usually consists of larger companies that have the ability to provide integrated projects and product support after the sale. Increasingly, the ability to fabricate these large custom-engineered systems near to the point of end-use is a major competitive advantage.
Government Regulation
      We are subject to various federal, state, local and international laws and regulations relating to occupational health and safety and the environment including regulations and permitting for air emissions, wastewater and stormwater discharges and waste handling and disposal activities. From time to time as part of the regular overall evaluation of our operations, including newly acquired operations, we apply for or amend facility permits with respect to stormwater or wastewater discharges, waste handling, or air emissions relating to manufacturing activities or equipment operations, which subjects us to new or revised permitting conditions that may be onerous or costly to comply with. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks, or pipelines and other regulated units, all of which may impose additional regulatory compliance and permitting obligations. Failure to comply with these occupational health and safety and environmental laws and regulations or associated permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of investigatory and remedial obligations, and the issuance of injunctions as to future compliance. Moreover, as with any owner or operator of real property, we are subject to clean-up costs and liability for regulated substances or any other toxic or hazardous wastes that may exist on or have been released under any of our properties.
      In connection with our due diligence investigation of potential new properties for acquisition, we typically perform an evaluation to identify potentially significant environmental issues and take measures to have such issues addressed by the seller or ourselves, as appropriate under the circumstances. We cannot be certain, however, that all such possible environmental issues will be identified and fully addressed prior to our acquisition of new properties, nor can we control another entity’s willingness or ability, solvent or insolvent, to fund the remediation of their contamination of our existing properties or properties where we operate when such liability is established. Moreover, the production of atmospheric emissions of regulated substances, and the handling of petroleum products and other regulated substances is a normal part of our operations and we have experienced occasional minor spills, incidental leakages and emission rates in excess of permit limits in connection with our operations. As part of the regular overall evaluation of our operations, including newly acquired facilities, we assess the compliance and permitting status of these operations and facilities with applicable environmental laws and regulations and seek to address identified issues in accordance with applicable law.
      The Comprehensive Environmental Response, Compensation and Liability Act, also known as “CERCLA” or the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the facility or disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA and similar state laws, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.
      The Resource Conservation and Recovery Act (“RCRA”) and regulations promulgated by it govern the generation, storage, transfer and disposal of hazardous wastes. We must comply with RCRA regulations for any of our operations that involve the generation, management or disposal of hazardous wastes (such as painting activities or the use of solvents) in quantities regulated under RCRA. In addition, to the extent we operate underground tanks on behalf of specific customers, such operations may be regulated under RCRA. We believe we are in substantial compliance with RCRA and are not aware of any current claims against us alleging RCRA violations. We cannot provide any assurance, however, that we will not receive such notices of potential liability in the future.
      We currently own or lease, and in the past have owned or leased, a number of properties that have been used in support of our operations for a number of years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons, hazardous substances, or other regulated wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such materials have been taken for disposal by companies sub-contracted to us. In addition, many of these properties have been previously owned or operated by third parties whose treatment and disposal or release of hydrocarbons, hazardous substances or other regulated wastes was not under our control. These properties and the materials released or disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove or remediate historical property contamination, or to perform remedial plugging or pit closure operations to prevent future contamination. At two of our owned sites, we are currently working with prior owners who have undertaken the full legal obligations to monitor and/or clean-up contamination at such sites that occurred prior to our acquisition of them. We are not currently under any order requiring that we undertake or pay for any clean-up activities, nor are we aware of any current environmental claims by governmental bodies or private parties against us demanding remedial action or alleging that we are liable for remedial costs already incurred. However, we cannot provide any assurance that we will not receive any such claims in the future.
      The Federal Water Pollution Control Act of 1972, also known as the “Clean Water Act,” and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency or the state. The Environmental Protection Agency also has adopted regulations requiring covered industrial operators to obtain permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. We believe that we are in substantial compliance with requirements under the Clean Water Act.

      The Clean Air Act restricts the emission of air pollutants from many sources, including compressors and operational support facilities. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance with newly enacted legislation as it emerges.
      We believe that we are currently in substantial compliance with environmental laws and regulations and other known regulatory requirements. It is possible that stricter environmental laws and regulations may be imposed in the future, such as more stringent air emission requirements or proposals to make currently non-hazardous wastes subject to more stringent and costly handling, disposal and clean-up requirements. While we may be able to pass on the additional costs of complying with such laws to our customers, there can be no assurance that attempts to do so will be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations might require us to undertake significant capital expenditures and otherwise have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows.
      Our operations outside the United States are potentially subject to similar international governmental controls and restrictions pertaining to the environment and other regulated activities in the countries in which we operate. We believe our operations are in substantial compliance with existing international governmental controls and restrictions and that compliance with these international controls and restrictions has not had a material adverse effect on our operations. We cannot provide any assurance, however, that we will not incur significant costs to comply with these international controls and restrictions in the future.
International Operations
      We operate in many different geographic markets, some of which are outside the United States. At June 30, 2005, of the approximately 792,000 horsepower of compression we had deployed internationally, approximately 93% was located in Latin America (primarily in Venezuela, Argentina and Mexico). Changes in local economic or political conditions, particularly in Venezuela, Argentina and other parts of Latin America, could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows. Additional risks inherent in our international business activities include the following:

•	difficulties in managing international operations;

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers which may restrict our ability to enter into new markets;

•	governmental actions that result in the deprivation of contract rights;

•	changes in political and economic conditions in the countries in which we operate; including civil uprisings, riots and terrorist acts, particularly with respect to our operations in Nigeria;

•	potentially adverse tax consequences;

•	restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	difficulties in establishing new international offices and risks inherent in establishing new relationships in foreign countries;

•	the burden of complying with the various laws and regulations in the countries in which we operate; and

•	fluctuations in currency exchange rates and the value of the U.S. dollar, particularly with respect to our operations in Argentina, Venezuela and Europe.
      In addition, our future plans involve expanding our business in international markets where we currently do not conduct business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws and business procedures present special challenges, may affect our ability to be successful in these ventures or avoid losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
      We have significant operations that expose us to currency risk in Argentina and Venezuela. To mitigate that risk, the majority of our existing contracts provide that we receive payment in, or based on, U.S. dollars rather than Argentine pesos and Venezuelan bolivars, thus reducing our exposure to fluctuations in the value of these currencies relative to the U.S. dollar.
      At June 30, 2005 we had intercompany advances outstanding to our subsidiary in Italy of approximately $91.9 million. These advances are denominated in U.S. dollars. The impact of the remeasurement of these advances on our statement of operations by our subsidiary will depend on the outstanding balance in future periods. The remeasurement of these advances in 2004 resulted in a translation gain of approximately $3.7 million and during the six months ended June 30, 2005 resulted in a translation loss of approximately $8.9 million.
      For the year ended December 31, 2004, our Argentine operations represented approximately 6% of our revenue and 9% of our gross profit. For the six months ended June 30, 2005, our Argentine operations represented approximately 5% of our revenue and 8% of our gross profit. For the year ended December 31, 2004, our Venezuelan operations represented approximately 12% of our revenue and 21% of our gross profit. For the six months ended June 30, 2005, our Venezuelan operations represented approximately 10% of our revenue and 17% of our gross profit. At December 31, 2004, we had approximately $17.3 million and $22.4 million in accounts receivable related to our Argentine and Venezuelan operations, respectively. At June 30, 2005, we had approximately $14.3 million and $22.5 million in accounts receivable related to our Argentine and Venezuelan operations, respectively.
      The following table summarizes the exchange gains and losses we recorded for assets exposed to currency translation (in thousands):

	Year Ended		Six Months Ended
	December 31,		June 30,

	2003	2004	2004	2005

Italy	$221	$4,170	$92	$(8,892)
Argentina	494	(624)	(448)	474
Venezuela	(2,443)	1,165	1,433	3,149
All other countries	(820)	511	92	43

Exchange gain (loss)	$(2,548)	$5,222	$1,169	$(5,226)

      In December 2002, opponents of Venezuelan President Hugo Chávez initiated a country-wide strike by workers of the national oil company in Venezuela. This strike, a two-month walkout, had a significant negative impact on Venezuela’s economy and temporarily shut down a substantial portion of Venezuela’s oil industry. As a result of the strike, Venezuela’s oil production dropped. In addition, exchange controls have been put in place which put limitations on the amount of Venezuelan currency that can be exchanged for foreign currency by businesses operating inside Venezuela. In May 2003, after six months of negotiation, the Organization of the American States brokered an accord between the Venezuelan government and its opponents. Although the accord does offer the prospect of stabilizing Venezuela’s economy, if another national strike is staged, exchange controls remain in place, or economic and political conditions in Venezuela continue to deteriorate, our results of operations in Venezuela could be materially and adversely affected, which could result in reductions in our net income. For example, as a result of the disruption in our operations in Venezuela, during the fourth quarter of 2002, our international rental revenues decreased by approximately $2.7 million due to concerns about the ultimate receipt of those revenues. Although we were able to realize those revenues in 2003, no assurances can be given that this will be the result if a similar situation occurred in the future.
      In February 2003, the Venezuelan government fixed the exchange rate to 1,600 bolivars for each U.S. dollar. In February 2004 and March 2005, the Venezuelan government devalued the currency to 1,920 bolivars and 2,148 bolivars, respectively, for each U.S. dollar. The impact of any further devaluation on our results will depend upon the amount of our assets (primarily working capital and deferred taxes) exposed to currency fluctuation in Venezuela in future periods.
      The economic situation in Argentina and Venezuela is subject to change. To the extent that the situation deteriorates, exchange controls continue in place and the value of the peso and bolivar against the dollar is reduced further, our results of operations in Argentina and Venezuela could be materially and adversely affected which could result in reductions in our net income.
      As part of our 2001 acquisition of the gas compression business of Schlumberger, we acquired minority interests in three joint ventures in Venezuela. As a minority investor in these joint ventures, we will not be able to control their operations and activities, including, without limitation, whether and when they distribute cash or property to their holders. At June 30, 2005, we had approximately $85.6 million invested in these non-consolidated affiliates.
      We are involved in a project to build and operate barge-mounted gas compression and gas processing facilities to be stationed in a Nigerian coastal waterway (“Cawthorne Channel Project”) as part of the performance of a contract between an affiliate of The Royal/Dutch Shell Group (“Shell”) and Global Gas and Refining Limited (“Global”), a Nigerian company. We have substantially completed the building of the required barge-mounted facilities. Under the terms of a series of contracts between Global and us, Shell, and several other counterparties, respectively, Global is responsible for the development of the overall project. In light of the political environment in Nigeria, Global’s capitalization level, inexperience with projects of a similar nature and lack of a successful track record with respect to this project and other factors, there is no assurance that Global will be able to comply with its obligations under these contracts.
      This project and our other projects in Nigeria are subject to numerous risks and uncertainties associated with operating in Nigeria. Such risks include, among other things, political, social and economic instability, civil uprisings, riots, terrorism, the taking of property without fair compensation and governmental actions that may restrict payments or the movement of funds or result in the deprivation of contract rights. Any of these risks, as well as other risks normally associated with a major construction project, could materially delay the anticipated commencement of operations of the Cawthorne Channel Project or adversely impact any of our operations in Nigeria. Any such delays could affect the timing and decrease the amount of revenue we may realize from our investments in Nigeria. If Shell were to terminate its contract with Global for any reason, or if we were to terminate our involvement in the project, we would be required to find an alternative use for the barge facility which could result in a write-down of our investment. At June 30, 2005, we had an investment of approximately $67.2 million in projects in Nigeria, a substantial majority of which related to the Cawthorne Channel Project. We currently anticipate making an approximately $2.5 million additional investment in the Cawthorne Channel Project during 2005. In addition, we have approximately $4.2 million associated with advances to, and our investment in, Global.
      Several compressor rental projects with a customer in Latin America are scheduled to terminate in accordance with the terms of our lease agreements at various times during the remainder of 2005. These projects represent in the aggregate approximately $2.8 million per month in revenues. We are in the process of negotiating extensions of these lease agreements with this customer. While we hope to renew these contracts on favorable terms, we can provide no assurance that these contracts will be renewed on terms that are as favorable to us as the existing lease agreements or at all. If the contracts were not renewed, we would be required to find alternative uses for these assets.
Employees
      As of June 30, 2005, we had approximately 6,200 employees, approximately 300 of whom are represented by a labor union. Additionally, we had approximately 500 contract personnel. We believe that our relations with our employees and contract personnel are satisfactory.

Properties
      The following table describes the material facilities owned or leased by Hanover and our subsidiaries as of June 30, 2005:

		Square
Location	Status	Feet	Uses

Broken Arrow, Oklahoma	Owned	127,505	Compressor and accessory fabrication
Houston, Texas	Owned	190,531	Compressor and accessory fabrication
Houston, Texas	Leased	51,941	Office
Anaco, Venezuela	Leased	10,000	Compressor rental and service
Casacara Station, Colombia	Owned	14,000	Compressor rental and service
Casper, Wyoming	Owned	28,390	Compressor rental and service
Comodoro Rivadavia, Argentina	Leased	21,000	Compressor rental and service
Comodoro Rivadavia, Argentina	Owned	26,000	Compressor rental and service
Davis, Oklahoma	Owned	393,870	Compressor rental and service
El Tigre, Venezuela	Leased	18,299	Compressor rental and service
Farmington, New Mexico	Owned	20,361	Compressor rental and service
Farmington, New Mexico	Leased	18,691	Compressor rental and service
Gillette, Wyoming	Leased	10,200	Compressor rental and service
Houston, Texas	Leased	13,200	Compressor rental and service
Kilgore, Texas	Owned	33,039	Compressor rental and service
Maturin, Venezuela	Owned	269,098	Compressor rental and service
Midland, Texas	Owned	53,300	Compressor rental and service
Neuquen, Argentina	Owned	30,000	Compressor rental and service
Oklahoma City, Oklahoma	Leased	18,125	Compressor rental and service
Pampa, Texas	Leased	24,000	Compressor rental and service
Pocola, Oklahoma	Owned	18,705	Compressor rental and service
Santa Cruz, Bolivia	Leased	30,622	Compressor rental and service
Victoria, Texas	Owned	28,609	Compressor rental and service
Walsall, UK – Redhouse	Owned	15,300	Compressor rental and service
Walsall, UK – Westgate	Owned	44,700	Compressor rental and service
Yukon, Oklahoma	Owned	22,453	Compressor rental and service
Houston, Texas	Leased	28,750	Parts, service and used equipment
Broussard, Louisiana	Owned	74,402	Production and processing equipment fabrication
Calgary, Alberta, Canada	Owned	97,250	Production and processing equipment fabrication
Columbus, Texas	Owned	219,552	Production and processing equipment fabrication
Corpus Christi, Texas	Owned	11,000	Production and processing equipment fabrication
Dubai, UAE	Owned	112,374	Production and processing equipment fabrication
Hamriyah Free Zone, UAE	Owned	55,402	Production and processing equipment fabrication
Mantova, Italy	Owned	654,397	Production and processing equipment fabrication
Tulsa, Oklahoma	Owned	40,100	Production and processing equipment fabrication
Victoria, Texas	Owned	50,506	Production and processing equipment fabrication
      Our executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086 and our telephone number is (281) 447-8787.
Legal Proceedings
      In the ordinary course of business we are involved in various pending or threatened legal actions, including environmental matters. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT
      The following sets forth, as of June 30, 2005, the name, age and prior business experience of each of our executive officers:

Name	Age	Position

John E. Jackson	47	President and Chief Executive Officer; Director
Brian A. Matusek	46	Senior Vice President – U.S. and Global Services
Gary M. Wilson	48	Senior Vice President, General Counsel and Secretary
Lee E. Beckelman	40	Vice President and Chief Financial Officer
Norman A. Mckay	45	Vice President – Eastern Hemisphere
Anita H. Colglazier	49	Vice President – Controller
Peter G. Schreck	41	Vice President – Treasury and Planning
Stephen P. York	48	Vice President – Investor Relations and Technology
Steve W. Muck	52	Vice President – Latin America
Hilary S. Ware	48	Vice President – Human Resources
      The following sets forth certain information regarding executive officers of the Company.
      John E. Jackson was elected President and Chief Executive Officer in October 2004 and as a director in July 2004. Mr. Jackson joined Hanover in February 2002 as Senior Vice President and Chief Financial Officer. Prior to joining Hanover, Mr. Jackson served as Vice President and Chief Financial Officer of Duke Energy Field Services, a joint venture of Duke Energy and Phillips Petroleum that is one of the nation’s largest producers and marketers of natural gas liquids. Mr. Jackson joined Duke Energy Field Services as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining Duke Energy Field Services, Mr. Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999.
      Brian A. Matusek was appointed Senior Vice President – U.S. and Global Services in April 2005. Mr. Matusek joined Hanover in September 2003 as Vice President of Marketing, Product Development & Domestic Sales. In January 2004, Mr. Matusek was appointed Vice President Marketing and Strategic Development and served in that role until his recent appointment. Prior to joining Hanover, Mr. Matusek served in various senior managerial roles with Schlumberger from September 1998 through September 2003, including leadership roles in Schlumberger’s compression and production systems product line and artificial lift product line. Before joining Schlumberger as part of its purchase of Camco International, Inc., Mr. Matusek served as Vice President – International Business of Camco for one of its product lines. Prior to Camco’s 1997 purchase of Production Operators, Inc., Mr. Matusek was employed by Production Operators for over 16 years in various management positions, including Vice President International Operations.
      Gary M. Wilson was appointed Senior Vice President, General Counsel and Secretary effective May 15, 2004. Since 1985, Mr. Wilson served Schlumberger Limited in various positions of increasing responsibility, including Deputy General Counsel of Schlumberger Oilfield Services. Most recently, Mr. Wilson acted as General Counsel of WesternGeco, a joint venture between Schlumberger and Baker Hughes Inc., a position he held since 2000. Mr. Wilson began his career in 1981 with the law firm of Richards Butler, based in Abu Dhabi and London.
      Lee E. Beckelman was appointed Vice President and Chief Financial Officer on January 26, 2005. Mr. Beckelman joined Hanover in December 2002 and served as Vice President of Investor Relations and Corporate Development. Prior to joining Hanover, Mr. Beckelman was Vice President of J.P. Morgan Securities Inc. (previously Chase Securities Inc.) where he was responsible for the marketing and structuring of syndicated loans, primarily for companies in the energy industry. Prior to joining J.P. Morgan Securities Inc. in July 1995, Mr. Beckelman also worked in energy project finance and development for Bechtel Enterprises and Transworld Oil USA and began his career in 1988 with Texas Commerce Bank.
      Norman A. “Norrie” Mckay was appointed Vice President – Eastern Hemisphere, based in Milan, Italy, effective in May 2005. Prior to joining Hanover, Mr. Mckay was employed by Schlumberger for over 23 years and held various positions with increasing management responsibility. Mr. Mckay’s most recent position with Schlumberger was as its Global Account Director, Oilfield Services.
      Anita H. Colglazier was appointed Vice President – Controller on March 9, 2005. Ms. Colglazier joined Hanover in 2002 and served as Director, Financial Reporting and Policy until her recent appointment. Prior to joining Hanover, Ms. Colglazier held various management and accounting positions during her 18 years with Union Pacific Resources Company (“UPRC”), including Assistant Controller. Anadarko Petroleum acquired UPRC in July 2000. After the acquisition through her departure in 2002, Ms. Colglazier worked as an accounting manager supporting the transition and integration of UPRC into Anadarko. Prior to joining UPRC, Ms. Colglazier was an auditor with Deloitte, Haskins & Sells.
      Peter G. Schreck has served as Vice President – Treasury and Planning since September 2000. Mr. Schreck was previously employed in various financial positions by Union Pacific Corporation and its affiliated subsidiaries from 1988 through August 2000. Immediately prior to joining Hanover, Mr. Schreck held the position of Treasurer and Director of Financial Services for Union Pacific Resources Company.
      Stephen P. York was appointed Vice President – Investor Relations and Technology on March 9, 2005. Mr. York joined Hanover in April 2002 and served as Vice President and Corporate Controller until his recent appointment. Prior to joining Hanover, Mr. York served as Director, Payroll Production of Exult, Inc., a provider of web-enabled human resources management services in Charlotte, NC, during 2001 and early 2002. From 1981 to 2000, Mr. York held various management positions of increasing responsibility with Bank of America Corporation, including Senior Vice President – Personnel Operations, Senior Vice President – Controller/ General Accounting, Senior Vice President – Corporate Accounts Payable/ Fixed Assets, and Vice President – Audit Director. Mr. York was a senior accountant with KPMG Peat Marwick in Waco, TX, from 1979 to 1981.
      Steve W. Muck has served as Vice President – Latin America since May 2005. Mr. Muck joined Hanover in 2000 as Vice President – International Operations. From 1994 to 2000, Mr. Muck served as Vice President of Worldwide Operations of Dresser-Rand. In addition, Mr. Muck held positions in sales and marketing with Dresser-Rand and its predecessor, Ingersoll Rand, from 1975 to 1994.
      Hilary S. Ware has served as Vice President – Human Resources since 2002. From 2001 to 2002, Ms. Ware was a principal of DeNovo Partners. For 23 years, Ms. Ware served British Petroleum and its affiliates in various human resource positions of increasing responsibility, including Director of Human Resource Integrated Services from 1997 to 2001.

DESCRIPTION OF CERTAIN FINANCIAL OBLIGATIONS
Bank Credit Facility
      In December 2003, we entered into a $350 million bank credit facility having a maturity date of December 29, 2006, which amended and replaced our former bank credit facility. Our bank credit facility permits us to incur indebtedness up to a $350 million credit limit, plus, in addition to certain other indebtedness, an additional (1) $40 million in unsecured indebtedness, (2) $50 million of nonrecourse indebtedness of unqualified subsidiaries and (3) $25 million of secured indebtedness. Our bank credit facility provides for a $350 million revolving credit in which advances bear interest at (a) the greater of the administrative agent’s prime rate, the federal funds effective rate, or the base CD rate, or (b) a eurodollar rate, plus, in each case, a specified margin. Our bank credit facility contains certain financial covenants and limitations on, among other things, indebtedness, liens, leases and sales of assets.
      Amounts drawn under our bank credit facility are senior secured debt, and our obligations under the facility rank equally in right of payment with all of our other senior obligations. The banks that are lenders under our bank credit facility have a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, including all of our equity interest in HCLP and 66% of the equity in certain of our foreign subsidiaries. In addition, Hanover and certain of its domestic subsidiaries may grant liens on certain real property owned or leased by them in the United States.
9.0% Senior Notes due 2014
      In June 2004, we issued $200 million aggregate principal amount of 9.0% Senior Notes due June 1, 2014 (the “2014 Senior Notes”). We may redeem up to 35% of the 2014 Senior Notes using the proceeds of certain equity offerings completed before June 1, 2007 at a redemption price of 109% of the principal amount, plus accrued and unpaid interest to the redemption date. In addition, we may redeem some or all of the 2014 Senior Notes at any time on or after June 1, 2009 at certain redemption prices together with accrued interest, if any, to the date of redemption.
      The 2014 Senior Notes are our general unsecured senior obligations and rank equally in right of payment with all of our other senior debt. The 2014 Senior Notes are effectively subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the senior notes. The 2014 Senior Notes are guaranteed on a senior subordinated basis by HCLP. The 2014 Senior Notes rank equally in right of payment with the 2010 Senior Notes described below and the guarantee of the 2014 Senior Notes by HCLP ranks equally in right of payment with the guarantee of the 2010 Senior Notes by HCLP. The indenture under which the 2014 Senior Notes were issued contains various financial covenants which require, among other things, that we meet our specified quarterly financial ratios and restricts, among other things, our ability to incur additional indebtedness or sell assets.
8.625% Senior Notes due 2010
      In December 2003, we issued $200 million aggregate principal amount of 8.625% Senior Notes due December 15, 2010 (the “2010 Senior Notes”). We may redeem up to 35% of the 2010 Senior Notes using the proceeds of certain equity offerings completed before December 15, 2006 at a redemption price of 108.625% of the principal amount, plus accrued and unpaid interest to the redemption date. In addition, we may redeem some or all of the 2010 Senior Notes at any time on or after December 15, 2007 at certain redemption prices together with accrued interest, if any, to the date of redemption.
      The 2010 Senior Notes are our general unsecured senior obligations and rank equally in right of payment with all of our other senior debt. The 2010 Senior Notes are effectively subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the 2010 Senior Notes. The 2010 Senior Notes are guaranteed on a senior subordinated basis by HCLP. The 2010 Senior Notes rank equally in right of payment with the 2014 Senior Notes and the guarantee of the 2010 Senior Notes by HCLP ranks equally in right of payment with the guarantee of the 2014 Senior Notes by HCLP. The indenture under which the 2010 Senior Notes were issued contains various financial covenants which require, among other things, that we meet our specified quarterly financial ratios and restricts, among other things, our ability to incur additional indebtedness or sell assets.
4.75% Convertible Senior Notes due 2014
      In December 2003 we issued $143.75 million aggregate principal amount of 4.75% Convertible Senior Notes due January 15, 2014. The convertible senior notes are convertible by holders into shares of our common stock at an initial conversion rate of 66.6667 shares of common stock per $1,000 principal amount of convertible senior notes (subject to adjustment in certain events), which is equal to an initial conversion price of $15.00 per share, at any time prior to their stated maturity or redemption or repurchase by us.
      At any time on or after January 15, 2011 but prior to January 15, 2013, we may redeem some or all of the convertible senior notes at a redemption price equal to 100% of the principal amount of the convertible senior notes plus accrued and unpaid interest, if any, if the price of our common stock exceeds 135% of the conversion price of the convertible senior notes then in effect for 20 trading days out of a period of 30 consecutive trading days. At any time on or after January 15, 2013, we may redeem some or all of the convertible senior notes at a redemption price equal to 100% of the principal amount of the convertible senior notes plus accrued and unpaid interest, if any. Holders have the right to require us to repurchase the convertible senior notes upon a specified change in control, at a repurchase price equal to 100% of the principal amount of the convertible senior notes plus accrued and unpaid interest, if any.
      The convertible senior notes are our general unsecured obligations and rank equally in right of payment with all of our other senior debt. The convertible senior notes are effectively subordinated to all existing and future liabilities of our subsidiaries.
4.75% Convertible Senior Notes due 2008
      In March 2001, we issued $192 million aggregate principal amount of 4.75% Convertible Senior Notes due March 15, 2008. The convertible senior notes are convertible at the option of the holder into shares of our common stock at a conversion rate of 22.7596 shares of common stock per $1,000 principal amount of convertible senior notes, which is equivalent to a conversion price of approximately $43.94 per share. The conversion rate is subject to anti-dilution adjustment in certain events.
      We have the right at any time to redeem some or all of the convertible senior notes. If we experience a specified change in control, a holder of the convertible senior notes may require us to repurchase, with cash or common stock, some or all of the convertible senior notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date.
      The convertible senior notes are our general unsecured obligations and rank equally in right of payment with all of our other senior debt. The convertible senior notes are effectively subordinated to all existing and future liabilities of our subsidiaries.
Zero Coupon Subordinated Notes due March 31, 2007
      On May 14, 2003, we entered into an agreement with Schlumberger to terminate our right to put our interest in the PIGAP II joint venture to Schlumberger. We had previously given notice of our intent to exercise the PIGAP put in January 2003. We also agreed with Schlumberger to restructure the $150 million subordinated note that Schlumberger received from Hanover in August 2001 as part of the purchase price for the acquisition of POC’s natural gas compression business, ownership interest in certain joint venture projects in South America, and related assets. As a result, we retained our interest in PIGAP. As of March 31, 2003, the date from which the interest rate was adjusted, the $150 million subordinated note had an outstanding principal balance of approximately $171 million, including accrued interest. We restructured the $150 million subordinated note as our Zero Coupon Subordinated Notes due March 31, 2007, which notes were issued to Schlumberger in such transaction and were sold by Schlumberger in a registered public offering in December 2003. Original issue discount accretes under the zero coupon notes at a rate of 11.0% per annum for their remaining life, up to a total principal amount of $262.6 million payable at maturity. The zero coupon notes will accrue additional interest at a rate of 2.0% per annum upon the occurrence and during the continuance of an event of default under the zero coupon notes. The zero coupon notes will also accrue additional interest at a rate of 3.0% per annum if our consolidated leverage ratio, as defined in the indenture governing the zero coupon notes, exceeds 5.18 to 1.0 as of the end of any two consecutive fiscal quarters. Notwithstanding the preceding, in no event will the total additional interest accruing on the zero coupon notes exceed 3.0% per annum if both of the previously mentioned circumstances occur. The zero coupon notes also contain a covenant that limits our ability to incur additional indebtedness if our consolidated leverage ratio exceeds 5.6 to 1.0, subject to certain exceptions.
      The zero coupon notes may be redeemed at any time after March 31, 2006. From time to time, Hanover evaluates certain prepayment alternatives with respect to the notes, which alternatives may include a debt for equity exchange prior to such redemption date.
      The zero coupon notes are our general subordinated unsecured obligations and rank junior in right of payment to all of our senior debt and senior subordinated debt. The zero coupon notes are not guaranteed by any of our subsidiaries and therefore are effectively subordinated to all obligations of our existing and future subsidiaries.
7.25% Convertible Subordinated Notes due 2029
      In December 1999, we issued $86.3 million of unsecured 7.25% Mandatorily Redeemable Convertible Preferred Securities through our subsidiary, Hanover Compressor Capital Trust, a Delaware business trust. Under a guarantee agreement, we guaranteed on a subordinated basis any payments required to be made by Hanover Compressor Capital Trust to the extent the trust does not have funds available to make the payments.
      The Mandatorily Redeemable Convertible Preferred Securities are convertible at the option of the holder into 2.7972 shares of our common stock, subject to adjustment for certain events, have a liquidation amount of $50 per security and mature in 30 years, but we may redeem them, in whole or in part, at any time. We are required to pay annual cash distributions at the rate of 7.25%, payable quarterly in arrears. However, such payments may be deferred for up to 20 consecutive quarters subject to certain restrictions. During any periods in which payments are deferred, in general, we cannot pay any dividend or distribution on our capital stock or redeem, purchase, acquire or make any liquidation on any of our capital stock.
      Prior to December 31, 2003, these securities were reported on our balance sheet as Mandatorily Redeemable Convertible Preferred Securities. Because we only have a limited ability to make decisions about its activities and we are not the primary beneficiary of Hanover Compressor Capital Trust, Hanover Compressor Capital Trust is a VIE under FIN 46. As such, the Mandatorily Redeemable Convertible Preferred Securities issued by Hanover Compressor Capital Trust are no longer reported on our balance sheet. Instead, we now report our subordinated notes payable to Hanover Compressor Capital Trust as a debt. These intercompany notes had previously been eliminated in our consolidated financial statements. The changes related to our Mandatorily Redeemable Convertible Preferred Securities on our balance sheet are reclassifications and had no impact on our consolidated results of operations or cash flow.
2001 Sale Leaseback Transactions
      In August 2001 and in connection with the POC acquisition, HCLP completed two sale leaseback transactions with two separate trusts involving certain compression equipment. Under the first transaction, HCLP received proceeds of $309.3 million from Hanover Equipment Trust 2001A (the “Trust 2001A”) from the sale of compression equipment. Simultaneously, the Trust 2001A issued notes in the principal amount of $300 million. The notes are secured by an assignment of the lease and a security interest in the equipment. The agreements under which the notes were issued contain various financial covenants which require, among other things, that we meet our specified quarterly financial ratios and restricts, among other things, our ability to incur additional indebtedness or sell assets. The notes, which bear interest at 8.5% semiannually, mature on September 1, 2008.
      Under the second sale leaseback transaction, HCLP received additional proceeds of $257.8 million from Hanover Equipment Trust 2001B (the “Trust 2001B”) from the sale of compression equipment. Simultaneously, the Trust 2001B issued notes in the principal amount of $250 million. The notes are secured by an assignment of the lease and a security interest in the equipment. The notes, which bear interest at 8.75% semiannually, mature on September 1, 2011.
      The Trust 2001A and Trust 2001B compression equipment leases and the related guarantees are HCLP’s senior subordinated obligations, and those obligations rank junior in right of payment to all of HCLP’s senior debt. The lease obligations rank equally in right of payment with the guarantee by HCLP of our 2010 Senior Notes and our 2014 Senior Notes. Certain of the lease obligations will be guaranteed by Hanover only upon the occurrence of certain events of default, and, if it comes into effect, this conditional guarantee will also be made on a senior subordinated basis. The remaining lease obligations under the Trust 2001A and Trust 2001B compression equipment leases are fully and unconditionally guaranteed by Hanover on a senior subordinated basis.
      As of June 30, 2005, HCLP had residual value guarantees in the amount of approximately $407 million under the agreements associated with our two sale leaseback transactions that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of HCLP’s purchase options.
Other
      As of June 30, 2005, we had guaranteed approximately $44.4 million in obligations of non-consolidated affiliates, which are not included as a liability on our balance sheet.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
      Hanover Compressor Company’s authorized capital stock currently consists of 200,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. The following summary description relating to the capital stock does not purport to be complete. For a detailed description, reference is made to our certificate of incorporation, a copy of which is listed as an exhibit to the registration statement of which this prospectus is a part.
Common Stock
      Hanover Compressor Company’s common stock is traded on The New York Stock Exchange under the symbol “HC.”
      As of July 29, 2005, 88,711,141 shares of common stock were outstanding and held of record by 656 holders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Subject to any preferential rights with respect to our preferred stock and any restrictions that may be imposed by our debt instruments, holders of common stock are entitled to receive dividends when and as declared by our board of directors out of legally available funds. Dividends may be paid in cash, stock or other form. On liquidation, dissolution, sale or winding up of Hanover, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights. Holders of common stock have no preemptive or subscription rights. The outstanding shares of common stock are, and additional shares of common stock that we issue will be, fully paid and non-assessable.
      We have never declared a dividend on our common stock. Our bank credit facility, with the JPMorgan Chase Bank, as agent, prohibits us (without the lenders’ prior approval) from declaring or paying any dividend (other than dividends payable solely in our common stock or in options, warrants or rights to purchase such common stock) on, or making similar payments with respect to, our capital stock. The payment of any dividends also will be subject to and may be limited by the terms of certain of our other outstanding indebtedness or any preferred stock we may issue in the future.

Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Wachovia Bank, N.A.
Preferred Stock
      We are authorized to issue 3,000,000 shares of preferred stock. Our board of directors may establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation, and other rights, preferences and limitations that the board of directors may designate. We believe that this power to issue preferred stock provides flexibility in connection with possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and restrict their rights to receive payments upon liquidation of Hanover. It could also have the effect of delaying, deferring or preventing a change in control of Hanover.
Special Provisions of Our Certificate of Incorporation and Delaware Law
      Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Section 102(b).

Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability for:

(a) any breach of the director’s duty of loyalty to Hanover or our stockholders,

(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

(d) any transaction from which the director derived an improper personal benefit.
      To the maximum extent permitted by law, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers and permit indemnification of our officers, employees, and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of Hanover or our subsidiaries. In addition, we must advance or reimburse directors and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

(a) before that person became an interested stockholder, the corporation’s board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

(b) upon completion of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

(c) following the transaction in which that person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
      Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. “Business combination” includes mergers, assets sales and other transactions resulting in a financial benefit to the stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation’s voting stock.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
General
      The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-U.S. Holder. In general, a “non-U.S. Holder” is a beneficial owner of common stock that is, for U.S. federal income tax purposes, a foreign corporation or a foreign partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes), a foreign estate or trust, or a nonresident alien individual.
      If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.
      This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-U.S. Holders who hold shares of common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions, which may apply to you. This discussion does not consider:

•	U.S. state or local or non-U.S. tax consequences;

•	all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. Holder’s tax position, including the fact that in the case of a non-U.S. Holder that is an entity treated as a partnership for U.S. federal income tax purposes, the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. Holder;

•	special tax rules that may apply to particular non-U.S. Holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. Holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.
      EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.
Dividends
      If dividends are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty and certifying under penalties of perjury that you are not a United States person. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

      If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. Instead, such dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.
      You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.
      If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Gain on Disposition of Common Stock
      As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of common stock unless:

•	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

•	you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock.
      We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. Even if we are or were to become a USRPHC, provided our common stock is and continues to be regularly traded on an established securities market, only a non-U.S. Holder whose holdings, direct and indirect, constituted more than 5% of our common stock would be subject to U.S. federal income tax on a disposition of our common stock.
Federal Estate Tax
      If you are an individual, common stock held at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding Tax
      We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.
      Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock unless you certify your non-U.S. status by providing a properly executed Internal Revenue Service Form W-8 BEN or other applicable form (and we do not have actual knowledge or reason to know that you are a United States person), or you otherwise establish an exemption.
      The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status by providing a properly executed Internal Revenue Service Form W-8 BEN or other applicable form (and the payor does not have actual knowledge or reason to know that you are a United States person), or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated August      , 2005, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

Number of
Underwriter	Shares

Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Scotia Capital (USA) Inc.
Wachovia Capital Markets, LLC
Calyon Securities (USA) Inc.
Total
      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,676,250 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.
      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $           per share. The underwriters and selling group members may allow a discount of $           per share on sales to other broker/ dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/ dealers.
      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriter Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
      The offering is being made in compliance with the requirements of Rule 2710(h) of the National Association of Securities Dealers, Inc. Conduct Rules.
      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus, except issuances of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options in each case outstanding on the date hereof or grants of employee stock options or restricted stock pursuant to the terms of a plan in effect on the date hereof.

      Our executive officers and directors have agreed, subject to limited exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of the final prospectus supplement used to sell the common stock to be issued by us pursuant to an underwriting agreement dated the date of the final prospectus supplement between us and the representative of the several underwriters named herein.
      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.
      We will apply to list the shares of common stock on The New York Stock Exchange, under the symbol “HC.”
      The underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary compensation. The underwriters and their affiliates may provide similar services in the future. Furthermore, affiliates of several of the underwriters are lenders under our bank credit facility.
      In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
      The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.
Representations of Purchasers
      By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “– Resale Restrictions.”
Rights of Action – Ontario Purchasers Only
      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.
Enforcement of Legal Rights
      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment
      Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.
LEGAL MATTERS
      Certain legal matters in connection with the issuance of the common stock will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. represents PricewaterhouseCoopers LLP and not Hanover in connection with the putative securities class action lawsuit against PricewaterhouseCoopers LLP involving the restatement of Hanover’s financial statements for the years ended December 31, 1999, 2000 and 2001. PricewaterhouseCoopers LLP is not a party to Hanover’s settlement of the putative securities class action lawsuit. Certain legal matters with respect to the issuance of the common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Hanover Compressor Company

$700,000,000

Debt Securities

Guarantees of Debt Securities

Common Stock
Preferred Stock
Depositary Shares
Securities Warrants
Stock Purchase Contracts
Stock Purchase Units

Guarantees of Debt Securities by

Hanover Compression Limited Partnership

     We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. The aggregate initial offering prices of the securities offered under this prospectus will not exceed $700,000,000. Any debt securities we issue under this prospectus may be guaranteed by our principal operating subsidiary, Hanover Compression Limited Partnership.

     This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantee by our subsidiary, Hanover Compression Limited Partnership. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

     You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

      Investing in any of our securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement or any of the documents we incorporate by reference.

     Our common stock is listed on the New York Stock Exchange under the symbol “HC.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 19, 2003

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superceded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Hanover,” “we,” “us” or “our” are to Hanover Compressor Company and its subsidiaries, on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

      Hanover files annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-13071). Hanover Compression Limited Partnership (“HCLP”) files annual, quarterly and current reports and other information with the SEC (File No. 333-75814-01). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

      Hanover’s common stock is listed on the New York Stock Exchange under the symbol “HC.” Hanover’s reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Hanover and HCLP incorporate by reference the documents listed below and all documents either registrant subsequently files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold or until we terminate this offering:

•	Hanover’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Hanover’s Quarterly Reports on Form 10-Q/ A for the three months ended March 31,2003 and on Form 10-Q for the three months ended June 30, 2003 and September 30, 2003;

•	Hanover’s Current Reports on Forms 8-K, filed with the SEC on February 3, 2003, February 6, 2003, February 7, 2003, February 12, 2003, March 5, 2003 (excluding the information furnished in Item 9 thereof, which is not deemed filed and which is not incorporated by reference herein), March 17, 2003, May 14, 2003, July 28, 2003 and November 18, 2003;

•	the description of Hanover’s common stock contained in its Form 8-A registration statement filed on June 9, 1997;

•	HCLP’s Special Financial Report on Form 10-K for the year ended December 31, 2002;

•	HCLP’s Quarterly Reports on Form 10-Q for the three months ended March 31 2003, June 30, 2003 and September 30, 2003; and

•	all filings Hanover or HCLP make pursuant to the Securities Exchange Act of 1934 after the date of filing this registration statement with the SEC and prior to the effectiveness of this registration statement.

      You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing us at the following address or calling us at the following number:

Hanover Compressor Company

Attention: Corporate Secretary
12001 N. Houston Rosslyn
Houston, Texas 77086
(281) 447-5175

FORWARD-LOOKING STATEMENTS

      Certain matters discussed in this prospectus, any prospectus supplement and the documents we incorporate by reference herein may include “forward-looking statements” intended to qualify for the safe harbors liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate,” or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus, any prospectus supplement or the documents we incorporate by reference herein, as applicable. These risks and uncertainties include:

•	our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment;

•	a prolonged, substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment;

•	reduced profit margins resulting from increased pricing pressure in our business;

•	the loss of market share through competition;

•	the introduction of competing technologies by other companies;

•	changes in economic or political conditions in the countries in which we do business;

•	currency fluctuations;

•	losses due to the inherent risks associated with our operations, including equipment defects, malfunctions and failures and natural disasters;

•	governmental safety, health, environmental and other regulations, which could require us to make significant expenditures;

•	legislative changes in the countries in which we do business;

•	our inability to successfully integrate acquired businesses;

•	our inability to properly implement new enterprise resource planning systems used for integration of our accounting, operations and information systems;

•	our inability to retain key personnel;

•	war, social unrest, terrorist attacks and/or the responses thereto;

•	our inability to generate sufficient cash, access capital markets, refinance existing debt or incur indebtedness to fund our business;

•	our inability to comply with covenants in our debt agreements and the agreements related to our compression equipment lease obligations;

•	the decreased financial flexibility associated with our significant cash requirements and substantial debt, including our compression equipment lease obligations;

•	our inability to reduce our debt relative to our total capitalization;

•	our inability to execute our exit and sale strategy with respect to assets classified on our balance sheet as discontinued operations and held for sale;

•	our inability to conclude the agreed-upon settlement of the securities-related litigation and adverse results in other litigation brought by plaintiffs that are not party to the settlement;

•	fluctuations in our net income attributable to changes in the fair value of our common stock which will be used to fund the settlement of the securities-related litigation; and

•	adverse results in the pending investigation by the SEC.

      Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results.

      You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. Except as otherwise required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such statements are made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. All forward-looking statements attributable to Hanover or HCLP are expressly qualified in their entirety by this cautionary statement.

ABOUT OUR COMPANY

      Hanover Compressor Company, a Delaware corporation, together with its subsidiaries, is a global market leader in the full service natural gas compression business and is a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. We sell and rent this equipment and provide complete operation and maintenance services, including run-time guarantees, for both customer-owned equipment and our fleet of rental equipment. Founded in 1990, and a public company since 1997, our customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies in the countries in which we operate. Our maintenance business, together with our parts and service business, provides solutions to customers that own their own compression and surface production and processing equipment, but want to outsource their operations. We also fabricate compressor and oil and gas production and processing equipment and provide gas processing and treating, gas measurement and oilfield power generation services, primarily to our domestic and international customers as a complement to our compression services. In addition, through our ownership of Belleli Energy S.r.l., we provide engineering, procurement and construction services primarily related to the manufacturing of heavy wall reactors for refineries and construction of desalination plants, primarily for use in Europe and the Middle East.

      Hanover Compression Limited Partnership is a Delaware limited partnership and an indirect wholly-owned subsidiary of Hanover. Substantially all of our operations are conducted by HCLP and its subsidiaries and substantially all of our assets are owned by HCLP either directly or through its subsidiaries.

      Our executive offices are located at 12001 N. Houston Rosslyn Road, Houston, Texas 77086, and our telephone number is (281) 447-8787. We maintain a website on the Internet at http://www.hanover-co.com. Unless specifically incorporated by reference in this prospectus or any prospectus supplement, information that you may find on our website is not part of this prospectus.

USE OF PROCEEDS

      Except as may otherwise be described in a prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

      Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

      Hanover Compressor Company’s ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	3.68	2.75	2.11	1.95	(1)	(2)
Ratio of earnings to fixed charges and preferred stock dividends	3.68	2.75	2.11	1.95	(1)	(2)

(1)	Due to Hanover’s loss for the year ended December 31, 2002, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $96.8 million to achieve a coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to consolidated financial statements included in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2002.

(2)	Due to Hanover’s loss for the nine months ended September 30, 2003, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of approximately $73.7 million to achieve a coverage of 1:1. During this nine month period, we recorded $40.3 million in pre-tax charges related to the settlement of shareholder litigation. For more information regarding these pre-tax charges, see footnote 9 in the notes to condensed consolidated financial statements included in Hanover’s Quarterly Report on Form 10-Q for the three months ended September 30, 2003.

      For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends: (i) “earnings” consist of income before income taxes plus fixed charges and (ii) “fixed charges” consist of interest expense (including distributions on mandatorily redeemable convertible preferred securities and amortization of debt discount and expense), capitalized interest, leasing expense and the estimated interest factor attributable to rentals. There was no preferred stock outstanding during any period presented.

DESCRIPTION OF DEBT SECURITIES

      The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, our subsidiary HCLP, if it is a guarantor of the Debt Securities, and Wachovia Bank, National Association, or another U.S. banking institution selected by us, as “Trustee.” Senior Debt Securities will be issued under a “Senior Indenture,” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together the Senior Indenture and the Subordinated Indenture are called “Indentures.” The Debt Securities may be issued from time to time in one or more series. When Debt Securities are offered in the future, a prospectus supplement will explain the particular terms of the securities to the extent to which these general provisions may apply or may be varied.

      We have summarized selected provisions of the Indentures below. The summary is not complete and is qualified in its entirety by express reference to the provisions of the Indentures. We have filed the forms of each Indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. In the summary below we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. The Indentures will be subject to and governed by certain provisions of the Trust Indenture Act of 1939, and we refer you to the Indentures and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in this summary but not defined here have the meanings specified in the Indentures.

General

      The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The terms and conditions of the Debt Securities, including the maturity, principal and interest, will be provided for in the supplement to the Indenture relating to the applicable Debt Securities and must be consistent with the applicable Indenture. The Debt Securities will be our unsecured obligations.

      The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined in the Subordinated Indenture) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Subordinated Debt Securities will be convertible into our common stock as described in the prospectus supplement.

      We currently conduct substantially all of our operations through our subsidiaries, and the holders of Debt Securities (whether Senior Debt Securities or Subordinated Debt Securities) will be effectively subordinated to the creditors of our subsidiaries except to the extent of any guarantee issued by our subsidiaries with respect to such Debt Securities as described in the applicable prospectus supplement. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our Debt Securities. Except to the extent set forth in the applicable prospectus supplement, the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control or highly leveraged transaction involving us. The Indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur or limit the payment of dividends or the acquisition of our stock.

      If specified in the prospectus supplement, our principal operating subsidiary HCLP, which we refer to as the “Subsidiary Guarantor,” will unconditionally guarantee (the “Subsidiary Guarantee”) the Debt Securities as described under “— Subsidiary Guarantee” and in the prospectus supplement. The Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. Subsidiary Guarantees of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the

same basis as the Subordinated Debt Securities are subordinated to our Senior Debt and, if so indicated in the prospectus supplement, the Subsidiary Guarantee of our Senior Debt Securities may be subordinated to the Senior Debt of the Subsidiary Guarantor in the manner indicated in the prospectus supplement.

      The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will, among other provisions, describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether the Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities and if so provided whether the Subsidiary Guarantee will be issued on a senior or subordinated basis;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) the dates on which the principal of the Debt Securities will be payable;

(6) the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) the places where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities will be defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities will be convertible into, or exchangeable for, securities or other property of Hanover or another person and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto, the conversion period and other conversion provisions;

(14) any addition to or change in the covenants in the Indenture applicable to any of the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

      Debt Securities may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

      The applicable prospectus supplement relating to any Debt Securities will state the terms, if any, on which such Debt Securities are convertible into, or exchangeable for, securities or other property of Hanover or another person.

Subordination of Subordinated Debt Securities

      The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our other Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

      The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

      The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

      The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

      If specified in the prospectus supplement, HCLP will guarantee the Debt Securities of a series. No other subsidiaries of Hanover will guarantee the Debt Securities, unless otherwise indicated in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee.

      Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantor will unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by the Subsidiary Guarantor being called the “Guaranteed Obligations”). The Subsidiary Guarantor will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee. (Section 1302)

      In the case of Subordinated Debt Securities, the Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by the Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture. (Article Fourteen of the Subordinated Indenture)

      If specified in the prospectus supplement, the Subsidiary Guarantee of our Senior Debt Securities may be subordinated to the Senior Debt of the Subsidiary Guarantor in the manner indicated in the prospectus supplement.

      Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. (Section 1306)

      Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are otherwise discharged in accordance with the satisfaction and discharge provisions of the Indentures) or (b) released as described in the following paragraph,

(2) be binding upon the Subsidiary Guarantor and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

      If the Subsidiary Guarantor ceases to be a Subsidiary, or if we dispose of all or substantially all of the assets or all of the Capital Stock of the Subsidiary Guarantor, whether by way of sale, merger, consolidation or otherwise, in either case the Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of the Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in the Subsidiary Guarantor’s ceasing to be a Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indentures. Further, if we elect either defeasance and discharge or covenant defeasance as described below under “— Defeasance and Covenant Defeasance,” then the Subsidiary Guarantor will also be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder. In addition, the prospectus supplement may specify additional circumstances under which the Subsidiary Guarantor can be released from its Subsidiary Guarantee. (Section 1304)

Form, Exchange and Transfer

      The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

      At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

      Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

      If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

Global Securities

      Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

      Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days,

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Security Registrar has received a written request from the Depositary to issue certificated Debt Securities,

(3) we elect to issue certificated Debt Securities, or

(4) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

      All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 205 and 305)

      As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. (Section 308) Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

      Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantor, the Trustees or the agents of ourself, the Subsidiary Guarantor or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

      Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office or agency of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office or agency of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Sections 202 and 1002)

      All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures,

(2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met. (Section 801)

Events of Default

      Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 30 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary; and

(7) in the case of Debt Securities guaranteed by the Subsidiary Guarantor, the Subsidiary Guarantee is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or the Subsidiary Guarantor or any Person acting on behalf of the Subsidiary Guarantor denies or disaffirms the Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of the Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture). (Section 501)

      If an Event of Default (other than an Event of Default described in clause (6) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (6) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. (Section 502) For information as to waiver of defaults, see “— Modification and Waiver” below.

      Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such

Holders shall have offered to such Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

      No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series,

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

      However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security. (Section 508)

      We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

      Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantor and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

(2) reduce the principal amount of, or any premium or interest on, any Debt Security,

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof,

(4) change the currency of payment of principal of, or any premium or interest on, any Debt Security,

(5) impair the right to institute suit for the enforcement of any payment on or any conversion right with respect to any Debt Security,

(6) in the case of Subordinated Debt Securities, modify the subordination or conversion provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

(7) except as provided in the applicable Indenture, release any Subsidiary Guarantee,

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture,

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or

(10) modify such provisions with respect to modification and waiver. (Section 902)

      The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. (Section 1009) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of such Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

      The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date,

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date,

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

      Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

      Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in such Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

      If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series. (Section 1501)

      Defeasance and Discharge. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, the Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold money for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things,

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

(3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940. (Sections 1502 and 1504)

      Defeasance of Certain Covenants. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “— Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed either to be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any

Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504)

Satisfaction and Discharge

      Each Indenture will cease to be of further effect as to all Outstanding Debt Securities of any series issued thereunder, when:

(a) either:

(1) all Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced, converted or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2) all Outstanding Debt Securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we or the Subsidiary Guarantor has deposited with the Trustee as trust funds money in an amount sufficient to pay the entire indebtedness of such Outstanding Debt Securities, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

(b) we or the Subsidiary Guarantor, if applicable has paid or caused to be paid all other sums payable by us or it under the Indenture with respect to such series; and

(c) we have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture have been satisfied.

Notices

      Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

Title

      We, the Subsidiary Guarantor, the Trustees and any agent of us, the Subsidiary Guarantor or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

Trustees

      We may appoint a separate Trustee for any series of Debt Securities. (Section 609) We may maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business and any Trustee may own Debt Securities and serve as trustee under our other indentures.

      Each Indenture will limit the right of the Trustee, if it becomes a creditor of the Subsidiary Guarantor or ourself, to obtain payment of claims in certain cases, or to realize on certain property in respect of any such claim as security or otherwise. (Section 613)

Governing Law

      The Indentures, the Subsidiary Guarantee and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. (Section 112)

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

      Hanover Compressor Company’s authorized capital stock currently consists of 200,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. The following summary description relating to the capital stock does not purport to be complete. For a detailed description, reference is made to our certificate of incorporation, a copy of which is listed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

      Hanover Compressor Company’s common stock is traded on the New York Stock Exchange under the symbol “HC.”

      As of November 7, 2003, 82,297,300 shares of common stock were issued and held of record by approximately 707 holders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Subject to any preferential rights with respect to our preferred stock and any restrictions that may be imposed by our debt instruments, holders of common stock are entitled to receive dividends when and as declared by our board of directors out of legally available funds. Dividends may be paid in cash, stock or other form. On liquidation, dissolution, sale or winding up of Hanover, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights. Holders of common stock have no preemptive or subscription rights. The outstanding shares of common stock are, and additional shares of common stock that we issue will be, fully paid and non-assessable.

      We have never declared a dividend on our common stock. Our bank credit agreement limits the amount of dividends payable by us (without the lender’s prior approval) on our common stock to no more than 25% of our net income for the period from December 3, 2001 through November 30, 2004. The payment of any such dividends also will be subject to and may be limited by the terms of the outstanding 7 1/4% Mandatorily Redeemable Convertible Preferred Securities of our subsidiary, Hanover Compressor Capital Trust, or any preferred stock we may issue in the future.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Preferred Stock

      The prospectus supplement will specify any terms of any series of preferred stock offered by it including:

•	the series, the number of shares offered and the liquidation value of the preferred stock,

•	the price at which the preferred stock will be issued,

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock,

•	the liquidation preference of the preferred stock,

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund,

•	whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange, and

•	any additional rights, preferences, qualifications, limitations or restrictions of the preferred stock.

      The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

      We are authorized to issue 3,000,000 shares of preferred stock. Our board of directors may establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation, and other rights, preferences and limitations that the board of directors may designate. We believe that this power to issue preferred stock provides flexibility in connection with possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and restrict their rights to receive payments upon liquidation of Hanover. It could also have the effect of delaying, deferring or preventing a change in control of Hanover.

Mandatorily Redeemable Convertible Preferred Securities

      In December 1999, we issued $86,250,000 of unsecured 7 1/4% Mandatorily Redeemable Convertible Preferred Securities through Hanover Compressor Capital Trust, a Delaware business trust and subsidiary of Hanover. The Convertible Preferred Securities have a liquidation amount of $50 per unit and mature in 30 years, but we may redeem them, in whole or in part, at any time on or after December 20, 2002. The Convertible Preferred Securities provide for annual cash distributions at the rate of 7 1/4%, payable quarterly in arrears; however, distributions may be deferred for up to 20 consecutive quarters subject to certain restrictions. During any periods in which distributions are deferred, in general, we cannot pay any dividend or distribution on our capital stock or redeem, purchase, acquire or make any liquidation on any of our capital stock. Each Convertible Preferred Security is convertible into 2.7972 shares of our common stock, subject to adjustment for certain events. We have fully and unconditionally guaranteed the Convertible Preferred Securities.

Special Provisions of Our Certificate of Incorporation and Delaware Law

      Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability for:

(a) any breach of the director’s duty of loyalty to Hanover or our stockholders,

(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

(d) any transaction from which the director derived an improper personal benefit.

      To the maximum extent permitted by law, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers and permit indemnification of our officers, employees, and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of Hanover or our subsidiaries. In addition, we must advance or reimburse directors and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination”

with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

(a) before that person became an interested stockholder, the corporation’s board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

(b) upon completion of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

(c) following the transaction in which that person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. “Business combination” includes mergers, assets sales and other transactions resulting in a financial benefit to the stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEPOSITARY SHARES

General

      We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. A prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

      This summary of the terms of the deposit agreements and the depositary receipts is not complete. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to closing our offering of the depositary shares, and you should read such documents for provisions that may be important to you. A prospectus supplement relating to a particular issue of depositary shares will contain the terms of and information relating to that issue of depositary shares.

Dividends and Other Distributions

      If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

      If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Deposit Agreements

      The form of depositary receipt evidencing the depositary shares and any provision of a deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

(a) all outstanding depositary shares have been redeemed or

(b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

      Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the applicable deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

      Each depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under a deposit agreement. The obligations of the depositary and us under a deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      Any depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF SECURITIES WARRANTS

      We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares, common stock or other securities. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares, common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

      This summary of the terms of the security warrant agreements is not complete. A form of the applicable securities warrant agreement will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to the closing of any offering of the applicable warrants, and you should read such document for provisions that may be important to you. A prospectus supplement relating to a particular issue of securities warrants will contain the terms of and information relating to that issue of securities warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of securities warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such securities warrants;

•	the amount of securities warrants outstanding as of the most recent practicable date; and

•	any other terms of such securities warrants.

      Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with a prospectus supplement relating to the particular issue of securities warranties.

      Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preferred stock, depositary shares or other securities at such exercise price as shall in each case be set forth in, or calculable from, a prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in a prospectus supplement relating to such securities warrants.

      Prior to the exercise of any securities warrants to purchase debt securities, common stock, preferred stock, depositary shares or other securities, holders of such securities warrants will not have any of the rights of holders of debt securities, common stock, preferred stock, depositary shares or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in any applicable indenture, or to receive payments of dividends, if any, on the common stock, preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

      This summary of the terms of the stock purchase contracts and stock purchase units is not complete. A form of the applicable stock purchase contracts or stock purchase unit agreements will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to the closing of any offering of the applicable stock purchase contracts or stock purchase units, and you should read such documents for provisions that may be important to you. An accompanying prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

      Any of the securities that may be offered pursuant to this prospectus may be sold in or outside the United States through underwriters or dealers, agents or directly to one or more purchasers, including our existing stockholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

      If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change, from time to time, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

      If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

      We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

      We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

      The validity of securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hanover Compressor Company for the year ended December 31, 2002 and the financial statements incorporated in this prospectus by reference to the Special Financial Report on Form 10-K of Hanover Compression Limited Partnership for the year ended December 31, 2002 have been so incorporated in reliance on the reports (both of which contain an explanatory paragraph relating to their changing the methods of accounting for goodwill and other intangibles in 2002 and derivatives in 2001 and the restatements of the 2001 and 2000 financial statements for certain revenue recognition matters) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.